Exhibit 2.1

This Asset Purchase Agreement (the “Purchase Agreement”) contains representations and warranties that Spire and N2 made to each other. These representations and warranties were made only for the purposes of the Purchase Agreement and solely for the benefit of Spire and N2 as of specific dates, may be subject to important limitations and qualifications agreed to by Spire and N2 and included in confidential disclosure schedules provided by Spire to N2 in connection with the signing of the Purchase Agreement, and may not be complete. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between Spire and N2 instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of the filing of the Purchase Agreement by Spire with the Securities and Exchange Commission. Accordingly, you should not rely upon the representations and warranties contained in the Purchase Agreement as characterizations of the actual state of facts, since they were intended to be for the benefit of, and to be limited to, Spire and N2.

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT, dated as of September 18, 2013 (this “Agreement”), is by and among N2 BIOMEDICAL LLC, a Delaware limited liability company (“Buyer”), SPIRE BIOMEDICAL, INC., a Massachusetts corporation (“Seller”), and SPIRE CORPORATION, a Massachusetts corporation (“Parent”). Buyer, Seller and Parent are collectively referred to herein as the “Parties.”
RECITALS
WHEREAS, Seller and Parent operate a business that provides surface treatment processes and coatings for performance improvement of biomedical devices (including orthodontic and dental devices) and other similar products and applications, and engages in research and development activities related to biomedical and biomaterials technologies (the “Business”);
WHEREAS, the Parent, through itself and its subsidiaries, after the sale of the Business to Buyer, operates (i) a business relating to the manufacture of photovoltaic (“PV”) module and cell equipment, and installation of PV systems (the “Parent Solar Business”) and (ii) a business relating to the surface treatment processes for, and coatings for performance improvement of, consumer electronics (the “Parent Coatings Business” and together with the Parent Solar Business, the “Parent Business”).
WHEREAS, Buyer wishes to purchase or acquire, directly or indirectly, from Seller and Parent, and Seller and Parent wish to sell, assign and transfer to Buyer all of the Acquired Assets upon the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein, the Parties agree as follows:
ARTICLE I

DEFINITIONS

1.01    Definitions. For purposes of this Agreement and any Exhibit or Schedule hereto, the following terms shall have the meanings ascribed to them below:

“Action” means any claim, action, suit, audit, examination, proceeding, arbitral action, governmental inquiry, criminal prosecution or other investigation.
“Affiliate(s)” means, with respect to any Person, any other Person (i) directly or indirectly controlling, controlled by, or under common control with, such Person, (ii) directly or indirectly owning or holding fifty percent (50%) or more of any equity interest in such Person, or (iii) fifty percent (50%) or more of whose voting stock or other equity interest is directly or indirectly owned or held by such Person; provided, that “Affiliate” shall not include any natural Persons in their capacity as an officer or director of any Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and under “common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Business Intellectual Property” means, collectively, the Owned Intellectual Property and the Licensed Intellectual Property.
“Buyer's Knowledge” means the actual knowledge of any or all of the following natural Persons: Mark Little and Eric Tobin.
“Claims” means any and all indemnity claims by Buyer or the other Persons entitled to indemnity under Section 7.02 and any and all indemnity claims by Seller or the other Persons entitled to indemnity under Section 7.03.
“Code” means the Internal Revenue Code of 1986, as amended.
“Contracts” means any written or oral contracts, agreements, leases, licenses, understandings, arrangements, commitments, sales orders, and purchase orders.
“Copyrights” means all works of authorship and all copyrights therein, whether such works are published or unpublished works, and all applications, registrations and renewals in connection therewith including software or source code.
“Damages” means demands, claims, actions or causes of action, assessments, losses, damages, liabilities, obligations, penalties, fines, Taxes, interest, costs and expenses (including fees and expenses of counsel, costs of collection, costs of defense, costs of enforcing indemnification provisions and expenses of investigation).
“Device Regulation” means any Law relating to any Regulated Product in the United States, the European Union or any other country or jurisdiction where a Regulated Product is marketed or sold.
“Directive” means the European Union Directive, 93/42/EEC (OJ No L 169/1, 12 July 1993), as amended.
“Disclosures of Invention” means any written, oral or visual idea, concept or invention of Seller, Parent, any other Seller Affiliate, any Spire Person, or any Person from whom Seller, Parent or any other Seller Affiliate has obtained intellectual property rights in any manner relating to the Business, whether or not such idea, concept or invention has been filed as a patent application or submitted by the inventor(s) to any attorney, agent or other representative of Seller, Parent or any other Seller Affiliate for evaluation as to patentability.
“Domain Names” means domain name registrations and uniform resource locator addresses.
“Encumbrance” means any mortgage, pledge, security interest, lien, reservation, exception, encroachment, easement, right-of-way, covenant, condition, restriction, lease or other similar title exception or encumbrance.
“Environmental Laws” means all federal, state or local Laws relating to the environment (including the pollution or protection thereof), the preservation or reclamation of natural resources, or public health and safety, each as amended.
“Excluded Taxes” means (i) any liability of Parent or Seller for Taxes, whether or not attributable to the Business or the Acquired Assets, and whether or not arising from or related to the transactions contemplated by this Agreement, except to the extent that Buyer is responsible for such Taxes pursuant to Section 6.08(a) herein, and (ii) any liability for Taxes attributable to the Business or the Acquired Assets that relate to any Tax period (or portion thereof) ending on or before the Closing Date.
“FDA” means the United States Food and Drug Administration or any successor regulatory agency in the United States.
“FDCA” means the United States Federal Food, Drug and Cosmetic Act of 1938, as amended (21 U.S.C. §§ 301 et. seq.) and all regulations promulgated thereunder.
“GAAP” means United States generally accepted accounting principles as in effect from time-to-time, consistently applied.
“Governmental Authority” means any government, any governmental entity, department, commission, board, agency, authority or instrumentality, any regulatory authority or body (including any Notified Body), and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, local, foreign or multinational.

“Hazardous Substances” shall mean any material presently listed, defined, designated or classified as hazardous, toxic or radioactive, under any Environmental Laws, whether by type or by quantity, and petroleum or any derivative or by-product thereof.
“Indebtedness” means, without duplication, with respect to Seller, Parent and the Business, the aggregate amount (including the current portions thereof) of all (i) indebtedness for money borrowed from other Persons (whether or not Affiliates), (ii) indebtedness evidenced by any note, bond, debenture or other debt security or instrument, (iii) purchase money indebtedness, (iv) obligations for or in respect of the deferred purchase price of services, and reimbursement obligations with respect to letters of credit, (v) obligations under any interest rate, currency or other hedging agreements, (vi) all interest expense accrued but unpaid, and all prepayment premiums and penalties, on or relating to any of such indebtedness, (vii) that portion of obligations with respect to capitalized leases that is properly classified as a liability on the consolidated balance sheet of such Person, and (viii) any obligations of any other Person of a type referred to in clauses (i) - (vii)  to the extent guaranteed by such Person.
“Information” means any and all know-how and information, Trade Secrets, clinical development, manufacturing processes, general processes and systems, and other technical and marketing information related to the Acquired Assets or the operation of the Business (whether or not confidential, proprietary, patented or patentable), and all tangible embodiments of any of the foregoing in written, electronic or any other form.
“Intellectual Property” means all designs, tooling, Patents, Patent applications, Copyrights, Copyright registrations and applications, Trade Secrets, together with any rights at common law directly arising therefrom, computer software, licenses with respect to any of the foregoing, rights to sue for infringements of any of the foregoing, claims for damages and all remedies arising out of any violation of rights assigned hereby that may have accrued prior to the date of assignment to Buyer, and all other intellectual property rights used or proposed to be used in connection with the Business, substantially all of which are listed on Schedules 4.13(a), 4.13(b)(i)(1), and 4.13(b)(i)(2).
“Law” means any federal, state, county, provincial, local, foreign or multinational law, statute, ordinance, rule, regulation, guidance, procedure or guideline.
“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Buyer to be entered into concurrently with the Closing, as the same may be amended and/or restated from time to time.
“Material Adverse Effect” means any event, change, circumstance, condition, development, or effect that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on (i) the Acquired Assets (taken as a whole), or the assets, liabilities, prospects, condition (financial or otherwise) or the results of operations of Seller or the Business, or (ii) the ability of Seller and Parent to perform their respective obligations under this Agreement and/or consummate the transactions contemplated hereby; provided that none of the following shall be deemed (either alone or in combination) to constitute a Material Adverse Effect: (a) a general deterioration in the economy or in the medical device industry (except to the extent any such deterioration has or would reasonably be expected to have a disproportionate adverse effect on the Business as compared to other businesses in the medical device industry); (b) the outbreak or escalation of hostilities involving the United States or any other country, the declaration by the United States or any other country of a national emergency or war or the occurrence of any other calamity or crisis, including an act of terrorism; (c) the disclosure of or the fact that Buyer is the prospective acquirer of the Acquired Assets; (d) the announcement or pendency of the transactions contemplated by this Agreement; (e) actions taken by Buyer or any of its Affiliates; or (f) compliance with the terms of, or the taking of any action required or contemplated (and permitted) by this Agreement.
“MDRs” means reports of adverse events related to medical devices required to be filed by medical device manufacturers or user facilities pursuant to any Device Regulation, including medical device reports under 21 C.F.R. Part 803 and medical device vigilance reports.
“Notified Body” means the certification organization designated by the relevant member state of the European Union, authorized to conduct conformity assessments in accordance with the procedures listed in the Directive.
“Order” means any order, writ, judgment, injunction, award or decree of any Governmental Authority.
“Patents” means all discoveries, innovations, inventions and all improvements thereto and all classes and types of patents granted by a Governmental Authority, including utility models, utility patents and design patents, and all patent applications therefor, and patent disclosures relating thereto, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof.
“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization, Governmental Authority or other entity.
“Products” means any and all current products offered in connection with the Business, including, without limitation, those products included on Schedule 2.01(b)(i).
“Product Inventory” means (i) all finished Products, (ii) all goods inventory and work-inprocess of Seller and Parent used in the Business, and (iii) any and all related components, labeling, packaging or other materials or supplies.
“Product Liability” means Damages to the extent such arise out of a breach of any express or implied product warranty, strict liability in tort, negligent design, testing or manufacture of product, negligent provision of services, product recall or any other allegation of liability or obligation arising from the design, manufacture, testing, packaging, labeling (including instructions for use), advertising, marketing, distribution or sale of any Product (whether for clinical trial purposes, commercial use or otherwise).
“Purchased Intellectual Property” means, collectively, the Owned Intellectual Property and the Licensed Intellectual Property (in each case, exclusive of Retained Seller Intellectual Property),

and the Intellectual Property rights granted to Buyer pursuant to the License Agreement (as defined below).
“Records” means and includes all of the following records of Seller and/or Parent relating to any Product, Acquired Asset or the Business (in each case whether such materials are evidenced in writing, electronically or otherwise): (i) all business records (including purchasing records and regulatory compliance records (including each device master record file)); (ii) all Regulatory Correspondence; (iii) all Regulatory Applications (together with all supporting and background documentation); (iv) all submissions, proposals and reports to the FDA, any Notified Body or other Governmental Authority (including all supporting and background documentation and any expired contracts with any Governmental Authority); (v) manuals and procedures for assuring compliance with any applicable Device Regulation, CE technical files and all other records and materials necessary to comply with an applicable Device Regulation or similar requirements of third party auditors; (vi) all data and information relating to any preclinical, clinical and nonclinical testing or studies (post-marketing or otherwise) conducted, funded or sponsored by Seller, Parent or any Seller Affiliate involving Products or Acquired Assets, including informed consents, case report forms, and all other records related to trials or studies; (vii) risk management records; (viii) tangible data; (ix) all vendor, supplier and service provider lists (including a description of the underlying commercial agreements or arrangements with such vendors, suppliers or service providers); (x) promotional literature and advertising materials in physical form and camera-ready artwork with support data; (xi) catalogs; (xii) research material; (xiii) statistical information; (xiv) technical information; (xv) design history files, complaints and MDRs; (xvi) correction and removal reports; (xvii) corrective and preventive action reports; (xviii) written memoranda or records documenting decisions not to file a Regulatory Application; (xix) other product development records related to past, current or prospective research and development projects; (xx) all customer records, including, without limitation, customer lot traceability information, customer contact information and any information relating to customer internal audits; and (xxi) blueprints, technology, technical designs, drawings, specifications and other books, records and files used or held for use by or on behalf of Seller, Parent or any other Seller Affiliate.
“Regulated Product” means any Product or component of a Product, the development, testing, manufacturing, packaging, labeling, marketing, distribution, commercialization, sale or human use (including human research, investigation or clinical use) of which is regulated by FDA or any other Governmental Authority, including any medical device, as such term is defined in 21 U.S.C. § 321(h) (Section 201(h) of the FDCA) or Article 1.2 of the Directive.
“Regulatory Applications” means all investigational device applications, 510(k) pre-market notifications, pre-market approval applications, supplemental pre-market approval applications, master files, and any other permits, approvals, registrations, licenses, grants, authorizations, exemptions, orders or consents relevant to any Regulated Product or required under any Device Regulation (including all CE marks and any applications or assessments to obtain marking authorization outside of the United States), whether pending or approved or cleared by a relevant Governmental Authority, including all supplements or amendments thereto and all Information submitted with or incorporated by reference therein.

“Regulatory Correspondence” means any and all of the following: (i) all Regulatory Applications and all other applications, registrations, approvals, concurrences and filings with any Governmental Authority concerning or related to any Regulated Product or Device Regulation; and (ii) any other submissions, correspondence, or other communications relating to any Regulated Product or any Device Regulation, including any correspondence or communication to or from the FDA, any state counterpart, any Notified Body, or any other Governmental Authority (in each case together with all supporting and background documentation, and, with respect to FDA filings and submissions, identifying the type of the filing or submission (whether under a Regulatory Application procedure or otherwise)), including all warning letters, all vigilance reports, all MDRs, all correspondence relating to clinical activities, all responses to FDA audits, all CE technical or CE mark files, all facilities registration documentation and all device listing documentation.
“Seller Affiliate” means any Affiliate of Seller.
“Seller's Knowledge” means the actual knowledge of any or all of the following natural Persons, in each case, after reasonable inquiry: Roger Little, Rodger LaFavre, Robert Lieberman, and Jonathan Nilsen.
“Series A Units” means Series A Preferred Units of Buyer.
“Spire Person” means any employee, agent, contactor, investigator, consultant, representative or adviser of Seller, Parent or any other Seller Affiliate.
“Tax” or “Taxes” means all United States federal, state, local, or foreign income, profits, estimated, franchise, gross receipts, net receipts, capital, capital stock, net worth, sales, use, withholding, turnover, goods and services, value added, ad valorem, registration, general business, employment, social security, disability, occupation, real property, personal property (tangible and intangible), recording, stamp, transfer, conveyance, severance, production, excise, emergency excise, alternative or add-on minimum, payroll, unemployment insurance, premium, environmental, windfall profit, custom, duty, documentary, information reporting, back-up withholding, and other taxes, withholdings, duties, levies, imposts, license and registration fees, and other similar charges and assessments (including all fines, penalties, and additions attributable to or otherwise imposed, assessed or collected on or with respect to any such taxes, charges, fees, levies or other assessments, and all interest thereon, any liability arising pursuant to the application of Treasury Regulation Section 1.1502-6 or any similar provision of any applicable state, local or foreign Tax Law, and any liability for the unpaid Taxes of any other Person as a transferee or successor, by contract, or otherwise) imposed, assessed or collected by or on behalf of any Taxing Authority.
“Taxing Authority” means any Governmental Authority exercising any authority to impose, regulate or administer the imposition of Taxes.
“Tax Return” means any return, statement, report, filing, estimate, declaration, claim for refund, information return or statement, or form, including in each case any amendments thereto, filed or required to be filed with any Taxing Authority.
“Trademarks” means all registered and unregistered trademarks, service marks, trade names,

Domain Names, and logos, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith.
“Trade Secrets” means all trade secrets and confidential know-how, prototypes, technical and non-technical data and information, including algorithms, formulae, models, inventions, discoveries and methodologies whether or not patentable or reduced to practice and other confidential business information, the disclosure of which to any other Person would reasonably be expected to harm the competitive position of the owner thereof, or provide competitive assistance to such Person. Until such time as any particular Patent has been published in accordance with the terms of a Patent application or such Patent application has been published, the term “Trade Secret” shall be deemed to include all Disclosures of Inventions disclosed in such Patent application.
“Treasury Regulations” means the U.S. treasury regulations promulgated pursuant to the Code.
ARTICLE II

PURCHASE AND SALE OF ASSETS;
ASSUMPTION OF LIABILITIES; PURCHASE PRICE

2.01    Purchase and Sale.

(a)    Subject to the terms and conditions of this Agreement, at the Closing, Seller and Parent shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, assume and acquire from Seller and Parent, all right, title and interest of Seller and Parent in and to the Acquired Assets, free and clear of all Encumbrances.
(b)    “Acquired Assets” means all of Seller's, Parent's and the other Seller Affiliates' rights, assets and properties of every kind and description relating to, and used in connection with the Business, whether tangible or intangible, wherever located and whether or not carried on the books and records of Seller, Parent or any other Seller Affiliate, including Seller's, Parent's and the other Seller Affiliates' right, title and interest in, to and under the following:
(i)    the Products and the Product Inventory;
(ii)     all Purchased Intellectual Property;
(iii)     all customer lists, supplier lists, pricing and cost information, and business and marketing plans, in each case, exclusively related to any of the Acquired Assets and/or the Business;
(iv)    all Records relating to any of the Acquired Assets and/or the Business;
(v)    all trade and other accounts receivable and notes and loans receivable that are payable to Seller or Parent to the extent related to Acquired Assets or otherwise to the extent arising out of the operations of the Business, and all rights to unbilled amounts for products delivered or services provided, together with any security held by Seller or Parent for the payment thereof;
(vii)    all income, royalties, damages and payments due or payable following the Closing Date relating to any of the Purchased Intellectual Property, including damages and payments for past, present or future infringement, misappropriation, dilution or other violation thereof, the right to sue, recover and retain damages for past, present or future infringement, misappropriation, dilution or other violation thereof, and any and all corresponding rights that, now or hereafter, may be secured;
(viii)     all rights to defend against claims made that any rights herein conveyed to Buyer to the Purchased Intellectual Property infringes, misappropriates, dilutes or otherwise violates the intellectual property rights of any Person;
(ix)     all rights to prosecute all Patent applications and maintain all Patents included in the Purchased Intellectual Property;
(x)    all purchase orders and commitments of customers for Products that have been issued in the ordinary course of business for the Business consistent with past practice and outstanding and unfulfilled as of the Closing Date, all purchase orders and commitments to vendors for Product Inventory that have been entered into in the ordinary course of business for the Business consistent with past practice and outstanding and unfulfilled as of the Closing Date, and all Contracts that are set forth in Schedule 2.01(b)(x), and all rights under each of them (collectively, the “Assumed Contracts”);
(xi)    Seller's and Parent's transferable rights under all Permits related to the Acquired Assets and/or the Business, except for the Excluded Permits identified on Schedule 4.08(a);
(xii)     all warranties, guaranties and indemnities by any manufacturer or supplier to the extent related to any Acquired Asset, and all rights to causes of action, lawsuits, judgments, claims and demands of any nature whether choate or inchoate, known or unknown, contingent or non-contingent, available to or being pursued by Seller or Parent or otherwise related to any Acquired Asset and/or the Business, whether arising by way of counterclaim or otherwise, including the right to recover all proceeds, settlements and damages therefrom;
(xiii)    all equipment used in or related to any Acquired Assets and/or the Business, including the equipment listed on Schedule 2.01(b)(xiii);
(xiv)    all prepaid expenses, credits, deferred charges, advance payments, deposits and other prepaid items of Seller and/or Parent to the extent related to any Acquired Asset or otherwise to the extent arising out of the operation of the Business, and, in each case, any and all rights relating thereto;
(xv)    all rights of Seller, Parent and the other Seller Affiliates to enforce any agreement with any employee or contractor of such Person with respect to Purchased Intellectual Property;

(xvi)     all office furniture and other furnishings regularly located in the office space covered by the Lease Agreement (as defined below);
(xvii)    all goodwill, moral rights and other general intangible properties and assets of the Business, including those assets and properties listed on Schedule 2.01(b)(xvii); and
(xviii)    all rights in and to government grants relating to the Business, and all applications therefor, including, without limitation, those SBIR grant applications listed on Schedule 2.01(b)(xviii).
2.02    Excluded Assets. Anything herein to the contrary notwithstanding, Buyer shall not acquire any interest in the following assets of Seller or Parent, all of which shall be retained by Seller or Parent, as applicable (collectively, the “Excluded Assets”) and shall be excluded from the definition of Acquired Assets:

(a)     all real property, whether owned or leased (except to the extent rights are granted to the Buyer pursuant to the Lease Agreement (as defined below);
(b)     the cash and cash equivalents, bank accounts and other depository accounts of Seller, Parent and the Business;
(c)     the equipment listed on Schedule 2.02(c);
(d)     all books, records and marketing materials of Seller and/or Parent not constituting Records, all corporate minute books and stock records of Seller, and all financial and tax records of Seller (in addition, Seller may retain photocopies of all Records that are not solely related to the Business provided that any portion of such Records relating to the Business are maintained by Seller as confidential information in accordance with Section 6.06 hereof);
(e)     all Contracts that are not Assumed Contracts;
(f)     the Trademarks of Parent or Seller that are subject of the licenses granted under and pursuant to the License Agreement, except to the extent of the licenses granted to Buyer therein, and the Intellectual Property of Parent or Seller identified as an Excluded Asset set forth on Schedule 2.02(f) (collectively, “Retained Seller Intellectual Property”);
(g)    all rights in connection with, and assets held with respect to, any employee benefit plans maintained by any Seller, Parent or any Seller Affiliate;
(h)     all employment and consulting agreements and all personnel records and other records relating to the employees of the Business, except for those consulting agreements constituting Assumed Contracts hereunder and identified in Schedule 2.01(b)(x);
(i)     all insurance policies, including the Business Insurance Policies;
(j)     any capital stock of Seller, Parent or any Affiliate of Seller or Parent;

(k)     all rights of Seller and Parent under this Agreement, including the proceeds of the sale contemplated herein and other payments to Seller contemplated hereby (or under any other agreement between Seller and Buyer);
(l)    all Tax refunds and Tax deposits of Seller and Parent with respect to the Acquired Assets and the Business for any taxable period ending on or prior to the Closing Date;
(m)    all prepaid expenses, credits, deferred charges, advance payments, deposits and other prepaid items of Seller and Parent, to the extent solely related to any Excluded Asset and, in each case, any and all rights relating thereto;
(n)    all assets and properties of the Seller and Parent used in connection with the Parent Solar Business (but excluding the assets and properties included in Sections 2.01(b)(i)-xvii); and
(o)    all other assets and properties of Seller and Parent not used in connection with the Business, including those assets and properties set forth on Schedule 2.02.
2.03    Assumption of Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall assume, and agree to pay, perform, fulfill and discharge, all obligations of Seller or Parent arising under the Assumed Contracts, in each case, arising and to be performed following the Closing Date, other than any such obligations relating to or arising from (i) a breach under or default of any such Assumed Contract or failure to timely perform under any such Assumed Contract, in each case, occurring on or prior to the Closing Date, or (ii) events or conditions occurring on or prior to the Closing, which after notice or lapse of time or both would constitute a default or breach by Seller, Parent, or any Seller Affiliate (the “Assumed Liabilities”).

2.04    Excluded Liabilities. The Parties agree that, except for the Assumed Liabilities, Buyer will not assume or be responsible for the payment or assumption of any other liabilities or obligations of any kind of Seller, Parent, any other Seller Affiliate or the Business (collectively, the “Excluded Liabilities”), including any and all liabilities and obligations relating to:

(a)     all benefit plans of Seller, Parent or any Seller Affiliate;
(b)    any current or former employees, directors, or officers of Seller, Parent, any other Seller Affiliate or the Business;
(c)     the Excluded Taxes;
(d)     any Indebtedness of Seller, Parent or any other Seller Affiliate;
(e)     all Actions relating to or involving Seller, Parent, any other Seller Affiliate, the Acquired Assets or the Business, existing on or prior to the Closing Date, and all Actions with respect to Seller's, Parent's or any other Seller Affiliate's conduct of its business on or after the Closing Date;

(f)     any liabilities or obligations of the Business, on the one hand, owed to Seller, Parent or any other Seller Affiliate, on the other hand;
(g)     any obligations for indemnification owed to Bard Access Systems, Inc. by Seller, Parent or any other Seller Affiliate under that certain Asset Purchase Agreement, dated as of September 4, 2009; and
(h)    all liabilities with respect to the Excluded Assets.
The Excluded Liabilities are, and shall at all times remain, the liabilities of Seller, Parent and the Seller Affiliates. Seller and Parent hereby covenant to discharge in full in a timely manner all of the Excluded Liabilities.
2.05    Purchase Price; Closing Payment. The consideration for this transaction shall be (i) Eight Million Four Hundred Thousand Dollars ($8,400,000) (the “Cash Consideration”) and (ii) 310,549 Series A Units (together with the Cash Consideration, the “Purchase Price”). The Cash Consideration shall be paid as follows:

(a)    Six Million Dollars ($6,000,000) of the Cash Consideration shall be paid by Buyer directly to Seller and Parent at the Closing (the “Closing Payment”); and
(b)    Two Million Four Hundred Thousand Dollars ($2,400,000) of the Cash Consideration shall be paid by Buyer to Seller in the form of, and in accordance with the terms of, the promissory note attached hereto as Exhibit A.
The Closing Payment shall be payable at Closing by wire transfer or delivery of other immediately available funds to one or more accounts designated by Seller and Parent.
2.06    Allocation of Purchase Price. Set forth on Schedule 2.06 is the method of allocation of the Purchase Price among the Acquired Assets and Assumed Liabilities. Such allocation is intended to comply with the rules under Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder. Within sixty days (60) days of the Closing Date, Parent and Buyer shall jointly agree to a final allocation prepared based on a third-party valuation of the assets and in accordance with the methodology set forth on Schedule 2.06. The Parties agree to act in accordance with the computations and allocations as determined pursuant to this Section 2.06 and the attached Schedule 2.06 in all relevant Tax Returns or filings, including any Tax Returns, forms or reports required to be filed pursuant to Section 1060 of the Code, the Treasury Regulations promulgated thereunder or any provisions of Law, and to cooperate in the preparation of any such forms and to file such forms in the manner required by applicable Law. Seller and Parent shall timely and properly prepare, execute, file and deliver all such documents or other information as Buyer may reasonably request to prepare such allocation. To the extent that the Purchase Price is adjusted pursuant to the terms of this Agreement, the allocation shall be revised on a dollar-for-dollar basis to reflect such adjustment.

ARTICLE III

CLOSING

3.01    Time and Place. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at such location as the Parties may designate in writing at 10:00 a.m. (Boston time) upon the satisfaction or waiver of the conditions set forth in Article VIII, or at such other time and date as the Parties may agree. The “Closing Date” shall be the date upon which the Closing occurs.

3.02    Deliveries by Seller and Parent. At the Closing, Seller and Parent shall deliver to Buyer the following:

(a)the bill of sale and assignment and assumption agreement, substantially in the form attached as Exhibit B, duly executed by Seller and Parent;

(b)the trademark license agreement, substantially in the form attached as Exhibit C (the “License Agreement”), duly executed by Seller and Parent;

(c)the shared services agreement, substantially in the form attached as Exhibit D (the “Shared Services Agreement”), duly executed by Parent;

(d)true, complete and correct copies of all consents set forth on Schedule 4.04, to the extent not waived in writing by Buyer;

(e)the patent assignments, substantially in the form attached as Exhibit E, in recordable form and duly executed by Seller or Parent, as applicable;

(f)the domain name assignment, substantially in the form attached as Exhibit F, in recordable form and duly executed by Seller or Parent, as applicable;

(g)the trademark assignments, substantially in the form attached as Exhibit G, in recordable form and duly executed by Seller or Parent, as applicable;

(h)the patent and know-how license agreement, substantially in the form attached as Exhibit H (the “Patent License”), duly executed by Seller or Parent, as applicable;

(i)a copy of a certificate of the Secretary of State of the jurisdiction of incorporation of each of Seller and Parent, dated on or about the Closing Date, certifying that such Person is duly organized and in good standing or presently subsisting under the Laws of the State of the jurisdiction of its incorporation;

(j)a certificate, dated the Closing Date, executed by the Secretary or Assistant Secretary of each of Seller and Parent, certifying the incumbency of each officer executing this Agreement or any other documents and instruments to be executed and delivered pursuant hereto on behalf of such Person, and attached to which are copies of all resolutions of the board of directors of Seller and Parent and the stockholder of Seller authorizing the transactions contemplated hereby or otherwise relating to this Agreement and the transactions contemplated hereby, certified as being in full force and effect on the Closing Date;

(k)releases (in recordable forms), pay-off letters and UCC-3 termination statements (in recordable form) from any Person having an Encumbrance on any Acquired Assets, or such other evidence of termination of such Encumbrance as is acceptable to Buyer;

(l)all documents and certificates, in form and substance reasonably satisfactory to Buyer, that are required by any Taxing Authority (including the Massachusetts Department of Revenue) to relieve Buyer of any liability for unpaid Taxes of Seller, Parent, or any Seller Affiliate or of any obligation to withhold any portion of the consideration paid to Parent or Seller pursuant to this Agreement;

(m)a certificate, dated the Closing Date and executed by the Chief Executive Officer or President of each of Seller and Parent, certifying that each of the conditions specified in Section 8.01(a) through (e) is satisfied in all respects;

(n)true, correct and complete copies of all Records; and

(o)such other documents and instruments as Buyer may reasonably request, including any other instruments of transfer and assignment as shall be necessary to vest in Buyer all right, title and interest in and to the Acquired Assets free and clear of any and all Encumbrances.

3.03    Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller and Parent the following:

(a)    the Closing Payment, payable in accordance with Section 2.05;

(b)    the promissory note substantially in the form attached as Exhibit A, duly executed by Buyer

(c)    the bill of sale and assignment and assumption agreement, substantially in the form attached as Exhibit B, duly executed by Buyer;

(d)    the License Agreement, duly executed by Buyer;

(e)    the Patent Licenses, duly executed by Buyer;

(f)    the Shared Services Agreement, duly executed by Buyer;

(g)    to the extent that the Series A Units are certificated, certificates evidencing such Series A Units, duly executed by the Secretary or Assistant Secretary of Buyer;

(h)    a certificate, dated the Closing Date, executed by the Secretary or Assistant Secretary of Buyer, certifying the incumbency of each officer executing this Agreement or any other documents and instruments to be executed and delivered pursuant hereto on behalf of such Person, and attached to which are copies of all resolutions of the board of directors of Buyer and the members of Buyer authorizing the transactions contemplated hereby or otherwise relating to this Agreement and the transactions contemplated hereby, certified as being in full force and effect on the Closing Date;

(i)    a certificate, dated the Closing Date and executed by an executive officer of Buyer, certifying that each of the conditions specified in Section 8.02(a) and (b) is satisfied in all respects; and

(j)    a copy of a certificate of the Secretary of State of the jurisdiction of incorporation of Buyer, dated on or about the Closing Date, certifying that Buyer is duly organized and in good standing or presently subsisting under the Laws of the State of the jurisdiction of its formation;

(k)    a copy of the executed Lease Agreement;

(l)    a copy of all of the executed documents and agreements compromising the Senior Loan Facility;

(m)    a copy of the executed LLC Agreement of Buyer;

(n)    a copy of the executed offer letters for each of Mark Little and Eric Tobin setting forth the compensation thereof for the first 12 months following the Closing;

(o)    a copy of the executed Proprietary Information, Inventions and Restrictions Agreements with each of Mark Little and Eric Tobin;

(p)a copy of the executed Letter of Intent re: Project Onyx; and

(q)such other documents and instruments as Seller and Parent may reasonably request and Buyer can reasonably and lawfully provide.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

Seller and Parent hereby represent and warrant, jointly and severally, to Buyer as follows, subject in each case to such exceptions as are specifically set forth herein and in the attached Schedules of Seller and Parent:

4.01    Organization; Qualification.

(a)    Each of Seller and Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation with the full corporate power and authority to conduct its business as now conducted and to own and lease its assets and properties.

(b)    Each of Seller and Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.02    Power and Authority. Each of Seller and Parent has the full power and authority to execute and deliver this Agreement and perform their respective obligations hereunder and under the other agreements and instruments to be executed and delivered by each such Person in connection with the transactions contemplated hereby and thereby. Each of Seller and Parent has taken all necessary action (corporate or otherwise) to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby. This Agreement is, and the other agreements and instruments to be executed and delivered by Seller and Parent, as applicable, in connection with the transactions contemplated hereby and thereby will be (when executed and delivered by all of the Parties thereto), the legal, valid and binding obligations of each such Person, as applicable, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect affecting the enforcement of creditors' rights generally. Neither Seller nor Parent is in default under or in violation of any provision of its charter or bylaws.

4.03    No Violation. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby (i) violates any provision of the certificate of incorporation, bylaws or other constitutive documents of Seller or Parent, (ii) violates or is in conflict with (a) any applicable Law or (b) any Order directed to Seller or Parent or affecting any of their assets or properties, or (iii) except as set forth on Schedule 4.03(iii), violates or conflicts with or constitutes a default (or an event that, with notice or lapse of time or both, would constitute a default) under or results in the termination of, or gives any Person the right to terminate, or accelerates the performance required by, any Material Contract or any term or provision thereof, or results in the creation of an Encumbrance upon any of the Acquired Assets or any other asset or property of Seller or Parent.

4.04    Consents. Except as set forth on Schedule 4.04, no authorization, consent, approval, order or declaration of, registration or filing with or notice to any Governmental Authority or other Person is necessary for the execution and delivery of this Agreement or any other agreement or document to be delivered by Seller or Parent or the consummation by any such Person of the transactions contemplated hereby or thereby.

4.05    Title to Acquired Assets. Except as set forth on Schedule 4.05(a), Seller and Parent collectively have good, valid and marketable title to all of the Acquired Assets, and, except as set forth on Schedule 4.05(b), Seller and Parent collectively have the full right to sell, transfer and assign all of the Acquired Assets to Buyer, free and clear of all Encumbrances.  Following the Closing, Buyer will (i) except as set forth on Schedule 4.05(c), be the lawful owner of, and have good, valid and marketable title to, the Acquired Assets, free and clear of all Encumbrances, and (ii) except as set forth on Schedule 4.05(d), have valid written licenses to use all Licensed Intellectual Property on terms and conditions that Seller and/or Parent enjoyed immediately prior to the Closing. To Seller's Knowledge, all of the tangible assets and property included in the Acquired Assets, whether owned or leased, have no material defects, have been maintained in accordance with normal industry practice and are in good repair and operating condition, ordinary wear and tear excepted.

4.06    Litigation. Except as set forth on Schedule 4.06, there are no Actions pending or, to Seller's Knowledge, threatened against or affecting the Business, Seller, Parent, any other Seller Affiliate or any of their respective assets or properties (including the Acquired Assets) nor, to Seller's Knowledge (without a duty of inquiry), is there any reasonable basis for any such Action against Seller, Parent or any other Seller Affiliate affecting the Business or the Acquired Assets. There is no Order binding upon Seller, Parent or any other Seller Affiliate (whether relating to any Acquired Asset, the Business, the Assumed Liabilities or otherwise) that could reasonably be expected to interfere with Seller's or Parent's ability to consummate this Agreement or the transactions contemplated hereby or adversely affect Buyer's rights in and to any Acquired Asset or future operation of the Business.

4.07    Material Contracts.

(a)    Schedule 4.07(a) contains a true and complete list of all Contracts (including, to Seller's Knowledge, descriptions of any oral agreements, understandings or arrangements) that relate to the Acquired Assets or the Business and that:

(i)    involve revenues or expenditures in excess of $25,000;
(ii)     provide for the purchase or sale of raw materials, equipment, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will involve consideration of more than $25,000, in the aggregate;
(iii)    were entered into for the disposition of assets (outside the ordinary course of business) or granting to any Person a right of first refusal or option to purchase or acquire any Acquired Asset, which right or option will be outstanding following the date hereof;
(iv)     contain covenants limiting the freedom or ability of Seller, Parent or any Seller Affiliate to engage in the Business;
(v)     are with any Governmental Authority;

(vi)    relate to any research and development or clinical trial conducted or to be conducted related to the Business or any Acquired Asset, and all contracts related to clinical trials;
(vii)    constitute a material joint venture, partnership or similar agreement;
(viii)    constitute a material consulting agreement;
(ix)    constitute a material lease of personal property, whether as lessor or lessee;
(x)     constitute a material guaranty or suretyship, performance bond, indemnification or contribution agreement, including any corporate or personal guarantee to suppliers, sureties, banks or others;
(xi)    involve a term of more than sixty (60) days, may not be terminated by Seller, Parent or any Seller Affiliate, without penalty, within thirty (30) days after the delivery of a termination notice by Seller, Parent or any Seller Affiliate, as applicable, and involve revenues or expenditures in excess of $25,000; or
(xii)    to Seller's Knowledge, constitute a Contract that is otherwise material to the conduct of the Business (or the violation of which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect).
(b)    The Contracts referenced in Section 4.07(a), together with all Intellectual Property Licenses, are collectively referred to as, the “Material Contracts.” Seller and Parent have made available to Buyer true, correct and complete copies of each Material Contract (including any written amendments, addenda, modifications, supplements or waivers thereto) to which it is party. Except as set forth in Schedule 4.07(b), to Seller's Knowledge, all Material Contracts are legal, valid and binding contracts, are in full force and effect and enforceable in accordance with their respective terms, and will continue to be legal, valid and binding, in full force and effect and enforceable on identical terms immediately following the consummation of the transactions contemplated hereby.

(c)    Except as set forth in Schedule 4.07(c), to Seller's Knowledge, none of Seller, Parent and any other party to any Material Contract is (or with notice or lapse of time or both would be) in violation or breach of, or in default under, the terms of such Material Contract. Except as set forth in Schedule 4.07(c), to Seller's Knowledge, there is no dispute in connection with, and there has not occurred any event or condition, which (whether with or without notice, lapse of time or both, or the happening of any occurrence of any other event) constitutes a basis of force majeure or other claim of excusable delay or nonperformance by any Person under, any Material Contract. Except as set forth in Schedule 4.07(c), to Seller's Knowledge, neither Seller nor Parent has received any written notice from any counterparty to any Material Contract of any dispute, breach, penalty, liability, refusal or other default or event that with or without notice or lapse of time or both, would violate, breach, conflict with, constitute a default under, or permit the termination or acceleration of maturity or performance of, or result in the imposition of an Encumbrance upon any of the Acquired Assets or any of the Assumed Liabilities. To Seller's Knowledge, neither Seller nor Parent has waived any rights under or with respect to any Material Contract.

4.08    Licenses and Permits.

(a)    Schedule 4.08(a) sets forth a true, correct and complete list of all material licenses, permits, orders, franchises, certificates and other governmental authorizations, consents, rights, concurrences, exemptions, clearances, registrations and approvals issued by and declarations, registrations and filings with any Governmental Authority that are necessary for Seller and Parent to conduct the Business as currently conducted, including all Regulatory Applications and facilities registrations relating to the Acquired Assets or the Business (collectively, the “Permits”).

(b)    Seller and Parent, collectively, have all Permits necessary for the conduct of the Business (including with respect to Environmental Laws) by them in jurisdictions where they currently conduct business, all such Permits are valid and in full force and effect, in good standing, and all information submitted to the applicable Governmental Authority in order to obtain each such Permit was true, accurate and complete in all material respects when submitted, and, to Seller's Knowledge, there is no impediment to any renewal thereof. The Business is, and at all times has been, operated in material compliance with the requirements, terms and conditions of all Permits and with any Order of any Governmental Authority that is applicable to the operation of the Business. None of Seller, Parent and the other Seller Affiliates has received any written notice or, to Seller's Knowledge, oral notice from any Governmental Authority or any Spire Person of any deficiency with respect to any Permit. Except as set forth on Schedule 4.08(b)(i), no proceeding is pending or, to Seller's Knowledge, threatened to revoke or amend any of such Permits. The execution and delivery of this Agreement will not result in any non-renewal, cancellation, modification, impairment, revocation, suspension or limitation of any Permit that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and, except as set forth on Schedule 4.08(b)(ii), no Permit by its terms requires the consent of its issuing authority in order to remain in full force and effect after the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

4.09    Compliance with Law and Regulatory Requirements; Warranties.

(a)    Except as set forth on Schedule 4.09(a)(i), Seller and Parent are in material compliance with all applicable Laws (including Environmental Laws and, to Seller's Knowledge, Device Regulations) and all Orders with respect to the Business, and no Action has been filed or commenced or, to Seller's Knowledge, threatened in writing to be filed or commenced against any of them alleging any failure to so comply.

(b)    Except as set forth on Schedule 4.09(b)(i), there are not presently pending, nor, to Seller's Knowledge, threatened in writing, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, or other communications relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any Product, or alleging that any Product is otherwise unsafe or ineffective for its intended use.

4.10    Environmental Matters. Seller is in material compliance with all applicable Environmental Laws. None of Seller, Parent and the other Seller Affiliates has received any written notice or report regarding any actual or alleged material violation of Environmental Laws, or any condition that would constitute such a violation, or any liabilities or potential liabilities, including any investigatory, remedial or corrective obligations, relating to the Business, Seller or their facilities arising under Environmental Laws. To Seller's Knowledge, no Hazardous Substances are present in material violation of any Environmental Law on Seller's property, and no material expenditures by Seller, Parent or any Seller Affiliate are or will be required in order to comply with any such existing Environmental Laws. Neither Seller, Parent nor any other Seller Affiliate operates any facility outside of the United States that pertains to the Business.

4.11    Employees. Seller, Parent and the other Seller Affiliates have complied in all material respects with all applicable Laws pertaining to the employment or termination of employment of their current or former employees, including the Worker Adjustment and Retraining Notification Act of 1988 and all such other Laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination and other similar employment activities.

4.12    Taxes.

(a)    Each of Seller, Parent and the Seller Affiliates has timely (including applicable extensions of time to file) filed all Tax Returns that it was required to file. All such Tax Returns are true, correct and complete in all material respects. Except as disclosed on Schedule 4.12, all Taxes owed by Seller or Parent (whether or not shown or required to be shown on any Tax Returns) have been timely paid. There is no Tax deficiency or proposed Tax deficiency of any Person that could result in an Encumbrance on any of the Acquired Assets or in a claim against Buyer as transferee or owner of the Acquired Assets. Each of Seller and Parent have collected and remitted all Taxes as required by each local jurisdiction in which it does business. To Seller's Knowledge, no claim has ever been made by a Taxing Authority in a jurisdiction where Seller, Parent or any other Seller Affiliate does not file Tax Returns that it is or may be subject to taxation by that jurisdiction with respect to any of the Acquired Assets or the Business. There are no Encumbrances on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax and, to Seller's Knowledge, there is no proposal by any Taxing Authority to attach any such Encumbrances.

(b)    Except as set forth on Schedule 4.12(b), each of Seller, Parent and the Seller Affiliates has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party relating to any of the Acquired Assets or the Business.

(c)    There is no dispute or claim concerning any liability of Seller or Parent for Taxes either (i) claimed or raised by any Taxing Authority or (ii) except as set forth on Schedule 4.12(c), as to which Seller, Parent, any other Seller Affiliate or any of the directors and officers (or employees responsible for Tax matters) of Seller or Parent has knowledge based upon personal contact with any agent of such Taxing Authority.

(d)    None of Seller, Parent and the other Seller Affiliates has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or agreed (or is subject to an agreement) to extend the time with respect to a Tax assessment or deficiency.

(e)    None of Seller, Parent and the Seller Affiliates has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments with respect to any of the Acquired Assets or the Business that will not be deductible under Code Section 162(m) or 280G.

(f)    Schedule 4.12(f) sets forth all closing agreements and Tax rulings requested or received from any Taxing Authority with respect to the Acquired Assets or the Business.

(g)    Seller, Parent and the Seller Affiliates are not obligated in connection with the Acquired Assets or the Business to pay the Taxes of another Person by contract, as transferee, as successor, or otherwise.

4.13    Intellectual Property.

(a)    Owned Intellectual Property. Schedule 4.13(a) sets forth a complete (including application number, registration number or equivalent identifying information, where applicable) of all Intellectual Property (other than Trade Secrets), owned by Seller, Parent or any other Seller Affiliate used in connection with the Business (the foregoing, together with all Trade Secrets (which are not listed) owned by Seller, Parent or any other Seller Affiliate used in connection with the Business, is referred to collectively as “Owned Intellectual Property”). With respect to Trademarks for which a registration has been issued or application for registration has been filed (collectively “Registered Marks”), except as specifically set forth in Schedule 4.13(a), to Seller's Knowledge, each of the Registered Marks listed in Schedule 4.13(a) has been, since the date of application, and continues to be, used in the applicable country of registration or application on all of the goods or in connection with all of the services identified in the applicable registration, application, or affidavit or statement of use filed in the appropriate trademark office with respect thereto. Except as specifically set forth on Schedule 4.13(a), no action or omission of Parent, Seller or any other Seller Affiliate is reasonably likely to result in the abandonment, cancellation, forfeiture, relinquishment, or unenforceability of any Trademark listed in Schedule 4.13(a). To Seller's Knowledge, all inventors, including current or former employees of Seller are appropriately named as inventors on any issued Patent or pending Patent application listed in Schedule 4.13(a).

(b)    Licensed Intellectual Property.

(i)         Schedule 4.13(b)(i) sets forth a complete list of all Intellectual Property (other than Trade Secrets) used in connection with the Business that Seller, Parent, or any other Seller Affiliate has licensed from others or has otherwise been permitted by others to use, except for licenses of commercial off-the-shelf software (the foregoing, together with all Trade Secrets used in connection with the Business that Seller, Parent, or any other Seller Affiliate has licensed from others or has otherwise been permitted by others to use, is referred to collectively as “Licensed Intellectual Property”). Except for such Intellectual Property that is in the public domain, each of Seller, Parent and each other Seller Affiliate has used such Licensed Intellectual Property in all material respects in accordance with an agreement or instrument, each of which is identified in Schedule 4.13(b)(i) (each an “Inbound Intellectual Property License”).
(ii)        Schedule 4.13(b)(ii) contains a complete and accurate list of all licenses, sublicenses, and other agreements under which rights are granted by Seller, Parent or any other Seller Affiliate in connection with the Business to any third party with respect to any Business Intellectual Property (“Outbound Intellectual Property License” and, collectively with Inbound Intellectual Property Licenses, “Intellectual Property Licenses”).
(iii)        Except as set forth on Schedule 4.13(b)(iii), to Seller's Knowledge, all Intellectual Property Licenses are valid and, immediately following the Closing, to Seller's Knowledge, will remain in full force and effect. Except as set forth on Schedule 4.13(b)(iii), to Seller's Knowledge, Seller, Parent and each other Seller Affiliate has performed all obligations imposed upon it under the Intellectual Property Licenses in all material respects. Except as set forth on Schedule 4.13(b)(iii), none of Seller, Parent or any other Seller Affiliate and, to Seller's Knowledge, no other party thereto is in material breach of or default under the terms of any Intellectual Property License, and there is not any event which with notice or lapse of time or both would constitute a default thereunder. Except as set forth in Schedule 4.13(b)(iii), there are no written notices of any disputes or disagreements with respect to any Intellectual Property Licenses.
(c)    Except as set forth on Schedule 4.13(c)(i), to Seller's Knowledge, the Purchased Intellectual Property constitutes all of the Intellectual Property currently used by Parent and Seller in the conduct of the Business. Except as set forth in Schedule 4.13(c)(ii), all of the Business Intellectual Property is fully assignable or licensable by Seller or Parent to any Person, and all of the Intellectual Property that is subject to the License Agreement is fully licensable by Seller or Parent, as applicable, to Buyer.

(d)    Each of Seller, Parent and each other Seller Affiliate has taken reasonable steps, consistent with normal industry practice, to maintain the confidentiality of all Trade Secrets used, currently in development for use or held for use in the Business. To Seller's Knowledge, there has been no misappropriation of any such Trade Secrets by any Person, and, to Seller's Knowledge, no such Trade Secrets or other proprietary information have been used by, disclosed to or discovered by any Person, except pursuant to non-disclosure, assignment and/or license agreements that have not been breached. To Seller's Knowledge, Seller or Parent owns, and has the exclusive right to use, all Trade Secrets contained within the Business Intellectual Property.

(e)    [Intentionally omitted.]

(f)    [Intentionally omitted.]

(g)    To Seller's Knowledge (without a duty of reasonable inquiry), except as set forth in Schedule 4.13(g), the conduct of the Business as currently conducted and the use of the Business Intellectual Property as currently used in the Business do not infringe, misappropriate or otherwise violate the Intellectual Property of any other Person, nor, to Seller's Knowledge (without a duty of reasonable inquiry), within the previous six (6) years have infringed, misappropriated or otherwise violated, any Intellectual Property of any other Person. Except as set forth in Schedule 4.13(g), no claims are pending or, to Seller's Knowledge, threatened in writing, against Seller, Parent, any other Seller Affiliate or the Business by any Person (i) with respect to the ownership, validity, enforceability, effectiveness or use of any Business Intellectual Property, (ii) contesting the right of Seller, Parent or any other Seller Affiliate to manufacture, market or sell any Products or to use any of the Acquired Assets, or (iii) alleging that the conduct of the Business as currently conducted or the use of the Business Intellectual Property as currently used in the Business infringes, misappropriates or violates the Intellectual Property rights of any other Person. Except as set forth in Schedule 4.13(g), there is no pending or, to Seller's Knowledge, threatened in writing, opposition, interference or cancellation proceeding before any Governmental Authority in any jurisdiction against any registrations or applications relating to the Owned Intellectual Property. To Seller's Knowledge, there is no pending or threatened in writing, opposition, interference or cancellation proceeding before any Governmental Authority in any jurisdiction against any registrations or applications relating to the Licensed Intellectual Property.

(h)    To Seller's Knowledge, no part of the Business Intellectual Property is owned by, licensed from or licensed to any Seller Affiliate (other than Parent), any Spire Person or any stockholder, director or officer of Seller or any Seller Affiliate.

4.14    Sufficiency of Assets. Except for the Excluded Assets listed and other matters set forth on Schedule 4.14, the Acquired Assets, to Seller's Knowledge, constitute all of the assets and properties required for the continued conduct of the Business immediately after the Closing in substantially the same manner as currently conducted by Seller and Parent.

4.15    Financial Information; Indebtedness.

(a)    Set forth on Schedule 4.15(a) are unaudited pro forma balance sheets for the Business as of June 30, 2013, December 31, 2012 and December 31, 2011, and related unaudited pro forma statements of operations for the six months ended June 30, 2013 and for the fiscal years ended December 31, 2012 and December 31, 2011 (collectively, the “Financial Information”). The Financial Information (i) has been internally prepared by Parent and Seller in good faith based upon the books and records of Parent and Seller, (ii) presents fairly in all material respects the financial position and results of operations of the Business as of the indicated dates and for the indicated periods, (iii) contains certain estimates and adjustments necessary in order to present the financial condition and results of operations of the Business on a stand alone basis, (iv) has been prepared in accordance with Parent's and Seller's historical accounting methods, consistently applied throughout the indicated dates and for the indicated periods, and (v) do not contain footnotes or other disclosures typically included in a complete set of financial statements prepared in accordance with GAAP.

(b)    Schedule 4.15(b) sets forth a true and complete description of (i) the Indebtedness of Seller and Parent (relating to or affecting in any way the Acquired Assets or the Business), (ii) the Encumbrances that relate to such Indebtedness that encumber any assets of Seller and Parent (including the Acquired Assets), and (iii) the name of each lender thereof.

4.16    Absence of Certain Changes or Events. To Seller's Knowledge, since December 31, 2012, (i) except as set forth on Schedule 4.16, Seller and Parent have operated the Business in the ordinary course consistent with past custom and practice, and (ii) except as set forth on Schedule 4.16, there has been no Material Adverse Effect and no event, change, condition or circumstance which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.17    Customers and Suppliers. Since December 31, 2012, to Seller's Knowledge, neither Seller nor any Seller Affiliate has received any written or oral notice that any supplier of the Business or customer of the Business that constitutes one of the ten (10) largest customers (measured by revenues paid to Seller or Parent with respect to the operation of the Business, in the aggregate, during the twelve-month period ended December 31, 2012) has or may cancelled or terminated or otherwise materially and adversely modify its relationship with Seller or Parent (including by modifying its pricing) or limit its services, supplies or materials to Seller or Parent.

4.18    Insurance. Seller and Parent maintain insurance in respect of the Acquired Assets and the Business, covering such risks (including Product Liability), in such amounts, with such terms and with such insurers as is appropriate and consistent with industry practice (such insurance, the “Business Insurance Policies”). Schedule 4.18 contains a true and complete list of all Business Insurance Policies. All of the Business Insurance Policies are in full force and effect and Seller, Parent and the other Seller Affiliates are in compliance in all material respects with the terms of such policies. None of Seller, Parent and the other Seller Affiliates has received any notice of cancellation or non-renewal of any such Business Insurance Policy.

4.19    Affiliate Transactions. Except as set forth on Schedule 4.19, none of the Seller Affiliates, the Spire Persons and the officers, directors and employees of any Seller Affiliate (i) has provided or caused to be provided within the last twelve (12) months, or (ii) provides or causes to be provided, any assets, services or facilities used or held for use in connection with the Business. Neither Seller nor Parent (i) has provided or caused to be provided within the last twelve (12) months, or (ii) provides or causes to be provided, any assets, services or facilities that relate to the Business to any Seller Affiliate, any Spire Person or any officer, director, employee of any Seller Affiliate.

4.20    Brokers' Fees. Except as set forth on Schedule 4.20, none of Seller, Parent and the other Seller Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.21    Investment Representations.

(a)    Seller and Parent have been advised and understands that (i) none of the Series A Units has been registered under the Securities Act of 1933, as amended (the “Securities Act”) or under the securities laws of any state and (ii) the Series A Units and any securities into which the Series A Units may be converted may not be resold unless registered under the Securities Act and applicable state securities laws or an exemption from such registration is available. Except as expressly provided in the LLC Agreement, Buyer is and will be under no obligation to register the Series A Units under the Securities Act or any state securities laws.

(b)    Seller and Parent have been given access to information about Buyer through written material provided by Buyer and the opportunity to discuss any questions concerning the business and financial condition concerning Buyer with the Buyer's senior management. Each of Seller and Parent represents it has received and reviewed the LLC Agreement, understands the terms contained therein and has had an opportunity to verify the accuracy of such information and to ask questions of Buyer's management and has received information and answers to its satisfaction.

(c)    Each of Seller and Parent has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Series A Units, is able to bear the economic risk of an investment in the Series A Units, including, at the date of such Person's acquisition of such Series A Units, the ability to hold the Series A Units for an indefinite period of time and the ability to afford a complete loss of the investment. Each of Seller and Parent is an entity for whom the investment decision represented hereby has been made by a sophisticated person. Each of Seller and Parent is an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(d)    Seller and Parent intend to purchase the Series Units for their own account and not, in whole or in part, for the account of any other person. Each of Seller and Parent represents and warrants to, and covenants and agrees with, Buyer that the Series A Units are being acquired for investment purposes only and with no intention of distributing or reselling such Series A Units, or any part thereof or interest therein, in any transaction that would be in violation of the securities laws of the United States of America or any state thereof.

(e)    Neither Seller nor Parent is aware of any publication of any advertisement in connection with the transactions contemplated in the Agreement.

(f)    Each of Seller and Parent acknowledges and agrees that the Series A Units are “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Each of Seller and Parent has been advised or is aware of the provisions of Rule 144, which permits limited resale of units purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information about Buyer, the resale occurring following the required holding period under Rule 144 and the number of units being sold during any three-month period not exceeding specified limitations.

(g)    Each of Seller and Parent has been advised that any and all instruments or certificates representing the Series A Units, if any, and any and all instruments or certificates issued in replacement thereof or in exchange therefor, shall bear the following legend or one substantially similar thereto:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND, UNLESS SO REGISTERED, THEY MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE ACT AND THE APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION;

THESE SECURITIES ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, AS MAY BE AMENDED AND/OR RESTATED THEREAFTER IN ACCORDANCE WITH THE TERMS THEREOF, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

THE UNITS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF RIGHT REFUSAL OPTION AND A REPURCHASE OPTION IN FAVOR OF THE COMPANY AND/OR ITS ASSIGNEE(S), AS PROVIDED IN THE LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, AS MAY BE AMENDED AND/OR RESTATED THEREAFTER IN ACCORDANCE WITH THE TERMS THEREOF.
In addition, instruments or the certificates representing the Series A Units, if any, will contain any legends required by the LLC Agreement and may bear additional legends as required by the securities laws of the Commonwealth of Massachusetts.

(h)    Neither Seller nor Parent will sell or otherwise transfer any of the Series A Units except in compliance with the provisions of all applicable securities laws, the LLC Agreement and as stated in any legend. Each of Seller and Parent has been advised that (i) there are significant restrictions on the transfer of the Series A Units, and (ii) an investment in the Series A Units is and will be extremely illiquid.

4.22    Solvency. After giving effect to the consummation of the transactions contemplated herein, each of Seller and Parent is solvent, meaning that each is able to pay its debts as they become due, has sufficient capital to carry on its business, and the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities (contingent or otherwise).

4.23    Good Faith Negotiation. To Seller's Knowledge, the Officers of Parent and Seller have acted in good faith in the negotiation, preparation, execution and delivery of this Agreement, the Disclosure Schedule and the other agreements, instruments, certificates ancillary to and delivered in connection with the transactions contemplated in connection with this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller and Parent as follows, subject in each case to such exceptions as are specifically set forth herein and in the attached Schedules of Buyer:
5.01    Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation with the full power and authority to conduct its business and to own and lease its properties.

5.02    Authority. Buyer has the full power and authority to execute and deliver this Agreement and perform its obligations hereunder and under the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and thereby. Buyer has taken all necessary action to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby. This Agreement is, and the other agreements and instruments to be executed and delivered by Buyer in connection with the transactions contemplated hereby and thereby will be, (when executed and delivered by all of the Parties thereto), the legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect affecting the enforcement of creditor's rights generally.

5.03    Series A Units. The issuance, sale and delivery of the Series A Units in accordance with this Agreement have been, or will be on or prior to the Closing, duly authorized by all necessary action on the part of the Company. The Series A Units once so issued, sold and delivered against payment therefor in accordance with the provisions of this Agreement will be duly and validly issued, fully paid and non-assessable.

5.04    Capitalization. Buyer's capitalization table showing the capitalization of Buyer immediately following the Closing is attached hereto as Exhibit I. Except as set forth on such capitalization table, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from Buyer of any units of limited liability company membership interests or any securities convertible into or ultimately exchangeable or exercisable into such units.

5.05    LLC Agreement. The LLC Agreement, in the form attached hereto as Exhibit J, is a true, accurate and complete copy of the LLC Agreement to be executed in connection with Seller and Parent's purchase of Series A Units hereunder. Upon execution and delivery of the LLC Agreement by Buyer and each of the members, the LLC Agreement will be in full force and effect.

5.06    No Violation. Neither the execution and delivery by Buyer of this Agreement or the other documents or instruments to be executed and delivered by Buyer pursuant hereto, nor the consummation by Buyer of the transactions contemplated hereby or thereby (i) violates any provision of the certification of formation, limited liability company agreement, or other constitutive documents of Buyer, (ii) violates or conflicts with (a) any applicable Law or (b) any Order directed to Buyer or affecting any of Buyer's assets or properties, or (iii) violates or conflicts with or constitutes a default (or an event which, with notice or lapse of time or both, would constitute a default) under or results in the termination of, or accelerates the performance required by, any term or provision of any contract, commitment, understanding, arrangement or agreement to which Buyer is a party or by which Buyer or any of its properties or assets may be bound or affected.

5.07    Consents. Except as set forth on Schedule 5.07, no authorization, consent, approval, order or declaration of, registration or filing with or notice to any Governmental Authority or other Person is necessary for the execution and delivery of this Agreement or any other agreement or document to be delivered by Buyer or the consummation by Buyer of the transactions contemplated hereby or thereby.

5.08    Broker's Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

5.09    Litigation. There are no Actions pending against or Orders binding upon Buyer that could reasonably be expected to interfere with its ability to consummate this Agreement or the transactions contemplated hereby.

5.10    Outside Financial Support. Except for Mark Little and Eric Tobin, Buyer has not received and has no current intention to receive financial support from (i) Parent, (ii) Seller, (iii) any officer or director of Parent or Seller, or (iv) any affiliate of any party in (i), (ii), of (iii).

5.11    Good Faith Negotiation. To Buyer's Knowledge, the Officers of Buyer have acted in good faith in the negotiation, preparation, execution and delivery of this Agreement, the Disclosure Schedule and the other agreements, instruments, certificates ancillary to and delivered in connection with the transactions contemplated in connection with this Agreement.

5.12    Buyer's Representations. To Buyer's Knowledge, all representation and warranties made by Parent and Seller in Sections 4.07(a), 4.07(b), 4.07(c), 4.09, 4.13(g), 4.14, 4.17 and 4.19 hereof are true, complete and accurate in all material respects.

ARTICLE VI

COVENANTS OF BUYER, SELLER, AND PARENT

6.01    Employees.

(a)    Effective as of the Closing, Seller and Parent shall terminate the employment of each of the employees set forth on Schedule 6.01 (the “Transferred Employees”). Buyer shall offer employment to the Transferred Employees, terminable at the will of Buyer. Seller and Parent hereby consent to the hiring of any such employees by Buyer and waive, with respect to the employment by Buyer of such employees, any claims Seller or Parent may have against Buyer or any such employee under any non-competition, confidentiality or employment agreement. Buyer shall be responsible for all liabilities and obligations arising with respect to compensation and benefits provided to the Buyer's employees after the Closing. To the extent requested by Buyer, Seller and Parent shall use commercially reasonable efforts, subject to compliance with applicable law to transfer to Buyer the following: any records relating to withholding and payment of income and unemployment taxes (federal, state and local) and FICA and FUTA taxes and any and all state unemployment payment reserves or charge history with respect to wages paid to the employees who accept the offer contemplated by this Section 6.01(a) (including Forms S-4 and Employees' Withholding Allowance Certificates) for the calendar year in which the Closing occurs, together with all other personnel files with respect to such Transferred Employees. Notwithstanding the previous sentence, Seller and Parent shall be entitled to retain those personnel documents or copies of personnel documents as required by applicable employment laws, regulations, and statutes.

(b)    Seller and Parent shall remain liable for any contractual, statutory or other pay and benefits (including vacation and other paid time off) of any employee whose employment with Seller or Parent was terminated on or prior to the Closing Date, in each case, regardless of the reason for such termination and regardless of whether such employees become employees of Buyer after the Closing Date. Such liabilities shall be Excluded Liabilities and Seller and Parent shall, jointly and severally, indemnity Buyer for any such costs.

(c)    At the reasonable request of Buyer, Seller and Parent shall enforce, at Buyer's expense, for the benefit of Buyer, all confidentiality, invention assignments, non-solicitation, non-accept, non-compete, restricted covenant and similar agreements between Seller or Parent, on the one hand, and any former employee or consultant on the other hand.

6.02    Public Announcements. The Parties shall jointly agree on any announcement or correspondence with or to the public or customers, suppliers or employees of Seller or Parent or other third persons about the terms and conditions of this Agreement or the transactions contemplated hereby, unless such announcement is required by Law or regulations of any stock exchange or other Governmental Authority, and in such case the announcing or corresponding Party will notify the other Parties and provide them in advance with a copy of the public disclosure and a reasonable opportunity to comment on such proposed disclosure. Each Party will consider the comments of the other Parties, but will not be required to incorporate such comments.

6.03    Further Assurances.

(a)    Each Party shall at the request of any other Party do and perform or cause to be done and performed all such further acts and furnish, execute and deliver such other documents, instruments, certificates, notices or other further assurances as the requesting party may reasonably request, from time-to-time, to consummate the transactions contemplated by this Agreement, including to fully vest in Buyer all of Seller's and Parent's right, title and interest in and to the Acquired Assets in accordance with the terms and conditions of this Agreement.  In furtherance of the foregoing, to the extent that any of the Acquired Assets (including any Assumed Contract) is not assignable without the consent, waiver or approval of another Person and such consent, waiver or approval has not been obtained before or at the Closing, this Agreement shall not constitute an assignment or an attempted assignment of such Acquired Asset by Seller or Parent or an assumption or an attempted assumption of such Acquired Asset or related Assumed Liability by Buyer. Seller and Parent, at their sole cost and expense, shall for a period of eighteen (18) months following the Closing Date, use commercially reasonable efforts to obtain any such consent, waiver or approval as soon as practicable; provided that neither Seller nor Parent shall take any action to seek such consent, waiver or approval without prior consultation with or approval by Buyer and Buyer shall not be required to pay any sums in connection therewith. Until any such consent, waiver or approval shall be obtained or if any such consent, waiver or approval shall not be obtained, Seller and Parent shall cooperate with Buyer in any reasonable arrangement designed to provide Buyer with the benefits intended to be assigned to Buyer with respect to the underlying Acquired Asset including, in the case of any Acquired Asset that is an Assumed Contract, enforcement for the account of Buyer of any and all rights of Seller or Parent against any other party to such Assumed Contract arising out of the breach, non-fulfillment or cancellation thereof by such other party or otherwise. To the extent that Buyer is provided benefits of any Acquired Asset that is an Assumed Contract pursuant to the immediately preceding sentence, Buyer shall perform on behalf of Seller or Parent, pursuant to and in accordance with such Assumed Contract, and assume responsibility for, the obligations of Seller or Parent that correspond to the benefits of such Assumed Contract provided by Seller and Parent to Buyer. Upon the receipt by the Parties following the Closing of the consent, waiver or approval of the applicable Person of or to the assignment of any such Assumed Contract not assigned at Closing, such Assumed Contract shall, without any further action on the part of the Parties and without additional consideration, be deemed to have been assigned by Seller and Parent to Buyer and all related Assumed Liabilities shall be assumed by Buyer as of the date of the receipt of such consent, waiver or approval. Nothing herein shall constitute a waiver by Buyer of any breach by Seller or Parent of any representation, warranty, covenant or agreement.

6.04    Expenses. Each Party will bear its own costs and expenses (including legal fees and expenses and fees and expenses paid or payable to brokers, finders or agents) incurred in connection with this Agreement and the transactions contemplated hereby. For the avoidance of doubt, neither Buyer nor any of its Affiliates shall assume or be responsible for the payment of any Tax liabilities incurred by Seller, Parent or any other Seller Affiliate in connection with the transactions contemplated by this Agreement.

6.05    Delivery of Acquired Assets and Excluded Assets. Seller and Parent shall, and shall cause the Seller Affiliates to, promptly deliver to Buyer, if and when received, any amounts or other items that shall be received by Seller, Parent or any other Seller Affiliate after the Closing Date that are Acquired Assets. Buyer shall promptly deliver to Seller, if and when received, any amounts or other items that shall be received by Buyer after the Closing Date which are Excluded Assets.

6.06    Confidentiality. From and after the Closing Date, Seller and Parent shall, and shall inform and use commercially reasonable efforts to cause the Seller Affiliates and each of their respective employees, agents and representatives (collectively, the “Seller Recipients”) to, keep confidential and not disclose to any third Person or use any information of a confidential nature relating to any Product, any Acquired Asset (including the Records), the Business and this Agreement, except for any such information that (i) is available to the public on the Closing Date, (ii) thereafter becomes available to the public other than as a result of a disclosure by Seller, Parent or any other Seller Affiliate, (iii) becomes available to Seller, Parent or any other Seller Recipient following the Closing Date on a non-confidential basis from a source that is not prohibited from disclosing such information to Seller, Parent or Seller Recipient by a legal, contractual or fiduciary obligation to any other Person or (iv) is reasonably necessary for advisors, including attorneys, accountants and bankers to perform services on behalf of Seller, Parent or the Seller Recipients. Should Seller, Parent or any such Seller Recipient be required to disclose any such information in response to an order or judgment or as otherwise required by Law or administrative process, it shall inform Buyer in writing of such request or obligation as soon as possible after Seller, Parent or such Seller Recipient is informed of it and before any information is disclosed, so that a protective order to other appropriate remedy may be obtained by Buyer. If Seller, Parent or such Seller Recipient is obligated to make such disclosure, it shall only make such disclosure to the extent to which it is so obligated as advised by its counsel, but not further or otherwise. Seller and Parent shall enforce for the benefit of Buyer all confidentiality, assignment of inventions and similar agreements between Seller and/or Parent, on the one hand, and any other party relating to the Acquired Assets or the Business that are not Assigned Contracts.

6.07    Non-Competition; Non-Disparagement; Non-Solicitation.

(a)    Non-Competition.

(i)Seller and Parent each acknowledge that reasonable limits on their respective abilities to engage in activities competitive with Buyer in operation of the Business after Closing are warranted to protect Buyer's investment in acquiring same. Accordingly, Seller and Parent each covenant and agree that, commencing on the Closing Date and ending on the date that is five (5) years thereafter, none of Seller, Parent and the Seller Affiliates, whether directly or indirectly, through any Affiliate, partnership, licensee, joint venture or agent, or as a partner, owner, manager, operator, advisor, agent or consultant of or to any Person, (A) shall design, develop, manufacture, market, sell or license any product or provide any service anywhere in the world that is competitive with any product designed, developed (or under development), manufactured, sold or license or any service provided by the Business as conducted by Seller and/or Parent within five (5) years preceding the Closing Date or (B) shall engage anywhere in the world in any business competitive with the Business as conducted by Seller and/or Parent as of or within five (5) years preceding the Closing Date. Notwithstanding the foregoing, nothing herein shall prevent Seller,

Parent, or any Seller Affiliate from (1) owning the Series A Units issued to Parent pursuant to the terms of this Agreement or (2) investing as a less than five percent (5%) shareholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system in which Seller, Parent, or such Seller Affiliate does not, directly or indirectly, exercise any operational or strategic control or otherwise participate in its management or operation. Notwithstanding anything to the contrary contained herein and for the sake of clarity, nothing in this Section 6.07(a)(i) shall be construed, deemed, or interpreted as restricting Parent, Seller or any Seller Affiliate from (X) engaging in the business of providing surface treatment processes and/or coatings for performance improvement outside the biomedical (including orthodontic and dental) fields or (Y) engaging in research and development activities with respect to surface treatment processes and/or coatings technologies for use outside the biomedical (including orthodontic and dental) fields that incidentally may also have application in the biomedical field, provided that such developed process or technology is not manufactured, marketed, distributed, sold or provided as a service by Seller, Parent and/or any Seller Affiliate in a manner that is competitive with the Business.

(ii)Buyer acknowledges that reasonable limits on ability to engage in activities competitive with Seller and Parent in operation of the Parent Business after Closing are warranted to protect their respective continuing business interests. Accordingly, Buyer covenants and agrees that, commencing on the Closing Date and ending on the date that is five (5) years thereafter, Buyer, whether directly or indirectly, through any Affiliate, partnership, licensee, joint venture or agent, or as a partner, owner, manager, operator, advisor, agent or consultant of or to any Person, (A) shall not design, develop, manufacture, market, sell or license any product or provide any service anywhere in the world that is competitive with any product designed, developed (or under development), manufactured, sold or licensed or any service provided by the Parent Business within five (5) years preceding the Closing Date and (B) shall not engage anywhere in the world in any business competitive with the Parent Business as of or within five (5) years preceding the Closing Date. Notwithstanding the foregoing, nothing herein shall prevent Buyer or any Buyer Affiliate from (1) owning shares of common stock of Parent, or (2) investing as a less than five percent (5%) shareholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system in which Buyer does not, directly or indirectly, exercise any operational or strategic control or otherwise participate in its management or operation. Notwithstanding anything to the contrary contained herein and for the sake of clarity, nothing in this Section 6.07(a)(ii) shall be construed, deemed, or interpreted as restricting Buyer or any Buyer Affiliate from (X) engaging in the business of providing surface treatment processes and/or coatings for performance improvement outside the consumer electronics field or (Y) engaging in research and development activities with respect to surface treatment processes and/or coatings technologies for use outside the consumer electronics field that incidentally may also have application in the consumer electronics field, provided that such developed process or technology is not manufactured, marketed, distributed, sold or provided as a service by Buyer and/or any Buyer Affiliate in a manner that is competitive with the Parent Business.

(iii)Apart from Parent and Seller refraining to compete with the Business, and Buyer refraining to compete with the Parent Business as provided in this Agreement, nothing in this Agreement shall be construed, deemed, or interpreted as restricting either Party from engaging in other areas of business or commercial activities.

(b)    Agreements and Acknowledgements. Seller and Parent each hereby agree that the covenants set forth in this Section 6.07 are reasonable under the circumstances. Seller and Parent each hereby acknowledge and agree that it has received sufficient consideration and other benefits hereunder and in connection with the transactions contemplated by this Agreement to clearly justify the restrictions contained in this Section 6.07. Each of Seller and Parent has carefully considered the nature and extent of the restrictions placed upon it, and hereby acknowledges and agrees that it has been advised by counsel that such restrictions are reasonable in time, scope and geographic area and do not confer a benefit upon Buyer disproportionate to the detriment of Seller, and/or Parent.

(c)    Intent. The Parties recognize that the Laws and public policies of various jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth in this Section 6.07. It is the intention of the Parties that the provisions of this Section 6.07 be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provisions of this Section 6.07 shall not render unenforceable, or impair, the remainder of the provisions of this Section 6.07. Accordingly, if at the time of enforcement of any provision of this Section 6.07 a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Parties hereby agree that the maximum period, scope or geographic area reasonable under such circumstances will be substituted for the stated period, scope or geographical area and that such court shall be allowed to apply to and to revise the restrictions contained herein to cover the maximum period, scope and geographic area permitted by Law.

(d)    No Challenge. Seller and Parent each covenant and agree that it will not seek to challenge the enforceability of the covenants contained in this Section 6.07, nor will it assert as a defense to any action seeking enforcement of the provisions contained in this Section 6.07 (including an action seeking injunctive relief) that such provisions are not enforceable due to lack of sufficient consideration received by Seller or Parent, as applicable.

(e)    Covenant of Non-disparagement.  Each of the Buyer, Parent, and Seller covenants never to disparage or speak ill of the other party or any of their products, services, Affiliates, subsidiaries, officers, directors, employees or shareholders, and will take reasonable steps to prevent, and will not knowingly permit, any of their respective employees or agents to disparage or speak ill of such persons.

(f)    Covenant of Non-solicitation. Other than with respect to Buyer's hiring of the Transferred Employees, each of Buyer, Seller and Parent, including any of their respective Affiliates, covenants not to, for a period of one (1) year following the Closing Date of this Agreement, directly or indirectly, solicit the employment or consulting services of, or employ or engage as a consultant, any of the officers or employees of the other Party, without obtaining the prior written consent of the other Party. Notwithstanding the foregoing, nothing in this Agreement shall prohibit either Party from engaging in general solicitations for employment not targeted at a specific employee, or hiring any employee as a result of such general solicitation.

(g)    For so long as Parent, or any Affiliate thereof, owns any equity interest in Buyer (or any successor entity) or any officer, director or employee of Parent, or any Affiliate thereof, Buyer shall comply with the restrictions contained in Section 11 of that certain Asset Purchase Agreement by and among Masimo Corporation, Masimo Semiconductor, Inc., Spire Corporation and Spire Semiconductor, LLC dated March 9, 2012.

6.08    Certain Tax Matters.

(a)    The Parties hereto agree that all real property Taxes, personal property Taxes, and similar ad valorem obligations, as well as any special assessments, that are levied with respect to the Acquired Assets or Business for assessment or Tax periods within which the Closing Date occurs (the “Apportioned Obligations”) shall be apportioned between Seller and Parent, on the one hand, and Buyer, on the other hand, based on the number of days in any such period falling on or prior to the Closing Date, on the one hand, and the number of days falling after the Closing Date, on the other hand, respectively. Each of the Parties shall be responsible for and shall timely pay (or promptly reimburse the other Party) with respect to its apportioned share of the Apportioned Obligations. The Parties shall cooperate in timely making all filings, returns, reports, and forms as may be required to comply with the provisions of the relevant Tax Laws.

(b)    Each of Parent and Seller shall bear and be responsible for, and shall timely pay (or promptly reimburse Buyer with respect to) all sales, use, transfer, documentary, recording, gains and similar Taxes and fees, and any deficiency, interest or penalty asserted with respect thereof (collectively, “Transfer Taxes”) arising out of its sale or transfer of the Acquired Assets pursuant to this Agreement. The Parties shall cooperate as to the filing of all necessary documentation with respect to such Transfer Taxes.

(c)    Except as otherwise provided in this Agreement, as between Seller and Parent, on the one hand, and Buyer, on the other hand: (i) Seller and Parent shall be responsible for and shall timely pay all Excluded Taxes; and (ii) Buyer shall be responsible for and shall pay all Taxes levied or imposed in connection with the ownership of the Acquired Assets and the operation of the Business during periods after the Closing Date.

(d)    Neither Seller nor Parent shall file an amended Tax Return or make an election with respect to periods or portions thereof ending on or before the Closing without the written consent of Buyer if the amendment or election could adversely affect Buyer, the Business or the Acquired Assets.

(e)    Seller and Parent shall retain originals (if not turned over to Buyer) and copies of all Tax Returns, schedules, work papers, records and other documents relating to Tax matters with respect to the Business and the Acquired Assets until sixty (60) days after the expiration of the applicable statute of limitations with respect to such Tax matters.

(f)    Each Party shall provide each other Party with such assistance as may reasonably be requested by any of them in connection with the preparation of any filings with any taxing authorities (federal, state, local or otherwise) and with any Action relating to liability for

Taxes, in either case in connection with the operation of the Business or the Acquired Assets. Such assistance shall include making employees available on a mutually convenient basis to provide information and explanation of any material provided hereunder, and shall include providing copies of any relevant information, data, reports, Tax Returns and supporting work schedules, to the extent such is available. Buyer, on the one hand, and Seller and Parent, on the other hand, each agree to reimburse one another for its reasonable out-of-pocket expenses, such as travel costs, incurred by it, as the case may be, in connection with performing obligations under this Section 6.08(f); provided that such reimbursable expenses shall not include any per diem or other expenses in the nature of salary replacement or overhead absorption measures.

6.09    Change of Seller Name. Within thirty (30) days following the Closing, Parent shall (or shall cause Seller to) (i) amend Seller's governing documents and take all other actions necessary to change Seller's name to “Spire Optoelectronics, Inc.” or another name sufficiently dissimilar to “Spire Biomedical” to avoid confusion and (ii) take all other actions requested by Buyer to enable Buyer to change its name to Spire Biomedical LLC following the Closing. Notwithstanding the foregoing sentence, nothing in this Section 6.09 shall restrict the Seller from using the name “Spire” as a corporate name.

6.10    Defense of Claims and Litigation. At all times following the Closing Date, and without charge except for reimbursement of reasonable out-of-pocket expenses (including legal fees and disbursements), each Party shall consult, confer and cooperate in good faith on a reasonable basis with the other Parties (including the making available of witnesses and cooperation in discovery proceedings) in the conduct or defense of any Action against any such other Party or any of its Affiliates by any third Person that relates to any Acquired Asset or any Assumed Liability, whether known as of the Closing Date or arising thereafter. If the Seller or Parent are subject to any threatened or pending Actions and the personnel of Buyer has information not readily available to Parent or Seller, then, upon the reasonable request of Parent, Buyer shall cooperate with Parent and Seller to provide reasonable assistance to Parent in connection therewith without charge except for reimbursement of reasonable out-of-pocket expenses.

6.11    Retention of Records. For a period of seven (7) years following the Closing Date, Seller and Parent each agrees to retain and cause the Seller Affiliates to retain any material books, records, documents, instruments, accounts, financial information, production records, employment records, correspondence, writings, evidences of title and other papers and information (i) relating to the Acquired Assets as such Person possessed or controlled immediately on or before the Closing and did not transfer to Buyer hereunder, and (ii) relating to the performance by Seller and Parent of its respective obligations under this Agreement and the other documents and instruments to be executed and delivered pursuant hereto.

6.12    Sharing of Data. For a period of seven (7) years following the Closing Date, Buyer shall have the right to have reasonable access, subject to compliance with applicable law, to such material books, records, documents, instruments, accounts, financial information, production records, employment records, correspondence, writings, evidences of title and other papers and information to the extent that they relate to (i) the Acquired Assets as such Person possessed or controlled immediately on or before the Closing and did not transfer to Buyer hereunder, and (ii)

the performance by Seller and Parent of its respective obligations under this Agreement and the other documents and instruments to be executed and delivered pursuant hereto. For a period of seven (7) years following the Closing Date, Seller and Parent shall have the right to have reasonable access to such material books, records, documents, instruments, accounts, financial information, production records, employment records, correspondence, writings, evidence of title and other papers and information that are transferred to Buyer pursuant to the terms of the Agreement.

6.13    Product Liability. Each Party shall be responsible for Product Liability with respect to the Products as follows:

(a)    Seller and Parent shall be jointly and severally responsible for any and all Product Liability involving Product that is substantially manufactured, ready for sale or sold on or prior to the Closing Date, which shall be considered Excluded Liabilities for purposes of this Agreement; and

(b)    Buyer shall be responsible for any and all Product Liability involving Product that is not contemplated by Section 6.13(a), which shall be considered Assumed Liabilities for purposes of this Agreement.

With respect to any Product Liability that a Party is responsible for under this Section 6.13, such Party shall indemnify the other Party or Parties in accordance with Article VII.
6.14    Transfer of Permits. As promptly as possible following the Closing, but not later than thirty (30) days thereafter, Seller and Parent shall, and shall cause the Seller Affiliates to, take all actions necessary to effect the transfer of the Permits to Buyer (except for the Excluded Permits identified on Schedule 4.08(a)), including the submission of the Notified Body Letters and other notices or filings required to be made to any applicable Governmental Authority regarding such transfer.

6.15    Delivery of Tangible Acquired Assets. Seller and Parent shall cause the tangible Acquired Assets being transferred hereunder (including those located at premises owned or controlled by third parties) to be ready and available for delivery to Buyer on a schedule to be agreed to by the Parties. Notwithstanding the foregoing, Buyer shall determine the manner in which it is placed in actual possession and operating control of the tangible Acquired Assets and any costs and expenses incurred in connection therewith (including shipping costs) shall be borne by Buyer.

6.16    Allocation of Closing Period Costs. Within a reasonable period of time after Closing, the Parent shall provide Buyer with a schedule showing costs which were incurred by Parent or Seller for a period both prior to and after the Closing as well as the inventory of palladium. The Parent and Buyer shall meet to review such schedule and supporting records as necessary, and shall agree on the portion allocable to Parent and Seller on the one hand, and allocable to Buyer on the other hand. The Parent and Buyer shall agree on a final schedule and the Buyer shall promptly remit to Parent the amount due to Parent as shown on the final agreed schedule. With respect to palladium, Parent or Seller shall weigh the palladium inventory as of the Closing and provide an invoice to Buyer for costs incurred by Parent or Seller for such transferred palladium inventory, and Buyer shall reimburse Parent for such costs within thirty (30) days of receipt of such invoice.

ARTICLE VII

INDEMNITY

7.01    Survival. The representations and warranties made by any Party to this Agreement shall survive the Closing for a period of eighteen (18) months after the Closing Date, at which time all such representations and warranties shall fully expire and terminate, except that the representations and warranties set forth in (i) Section 4.12 (Tax Liabilities) shall survive until six (6) months after the expiration of the applicable statutory period of limitations (giving effect to any waiver, mitigation or extension thereof), at which time such representations and warranties will expire and (ii) Section 4.01 (Organization and Qualification), Section 4.02 (Power and Authority), Section 4.03 (No Violation), Section 4.05 (Title), Section 4.20 (Brokers' Fees), Section 4.21 (Investment Representations), Section 5.01 (Organization), Section 5.02 (Authority), Section 5.03 (Series A Units), Section 5.04 (Capitalization), Section 5.06 (No Violation), and Section 5.08 (Broker's Fees) (such representations and warranties, together with those set forth in Section 4.12, the “Special Representations”) shall survive the Closing indefinitely. All of the covenants and agreements made by any Party in this Agreement contemplating performance after the Closing Date shall survive the Closing Date in accordance with their terms, subject to the expiration of the applicable statute of limitations for any claim relating thereto. Anything herein to the contrary notwithstanding, if written notice is properly given pursuant to this Article VII prior to expiration of a representation, warranty, covenant or agreement with respect to any alleged or potential breach thereof to which such indemnified Party is entitled to be indemnified hereunder, then such provision (and the related obligations of the indemnifying Party under this Article VII) shall survive, with respect to the subject matter of such written notice only, until the applicable claim is finally resolved in accordance with this Article VII.

7.02    Indemnity by Seller and Parent. Subject to the terms and conditions of this Article VII, Seller and Parent hereby agree, jointly and severally, to indemnify, defend and hold harmless Buyer and its Affiliates and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Buyer Indemnified Parties”), at any time after the Closing, from and against all Damages, asserted against, resulting from, imposed upon, sustained, suffered or incurred by any Buyer Indemnified Party, directly or indirectly, by reason of, arising or resulting from or related to: (i) all Excluded Liabilities; (ii) the breach by Seller or Parent, as applicable, of any representation or warranty of Seller or Parent, as applicable, contained in this Agreement or in any certificate delivered to Buyer pursuant to this Agreement; (iii) the breach or failure to perform by Seller or Parent, as applicable, of any covenant or agreement of Seller or Parent, as applicable, contained in this Agreement; (iv) any liability for brokerage or finders' fees or other commissions based on agreements, arrangements or understandings made by Seller, Parent or any other Seller Affiliate for services rendered for or on behalf of any of them in connection with the transactions contemplated hereby; (v) all Actions or threatened Actions relating to or arising from the negotiation, approval or consummation of any of the transactions contemplated by this Agreement (including any Actions or threatened Actions instituted by or on behalf of any stockholders of Parent); and

(vi) all Taxes of another Person incurred with respect to the Acquired Assets or the Business for taxable periods or portions thereof ending on or prior to the Closing Date whether pursuant to Treasury Regulation 1.1502-6, as a transferee or successor, contractually or otherwise.

7.03    Indemnity by Buyer. Subject to the terms and conditions of this Article VII, Buyer hereby agrees to indemnify, defend and hold harmless Seller, Parent, the other Seller Affiliates and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Seller Indemnified Parties”), at any time after the Closing, from and against all Damages asserted against, resulting from, imposed upon, sustained, suffered or incurred by any Seller Indemnified Party, directly or indirectly, by reason of, arising or resulting from or related to: (i) all Assumed Liabilities; (ii) the breach of any representation or warranty of Buyer contained in this Agreement or in any certificate delivered to Seller pursuant to this Agreement; (iii) the breach or failure to perform by Buyer of any covenant or agreement of Buyer contained in this Agreement; and (iv) any liability for brokerage or finders' fees or other commissions based on agreements, arrangements or understandings made by Buyer for services rendered for or on behalf of Buyer in connection with the transactions contemplated hereby.

7.04    Indemnity Procedures. The following terms and conditions shall govern the obligations and liabilities of the indemnifying Parties to indemnify the indemnified Parties under Section 7.02 or Section 7.03:

(a)    Third Party Claims.

(i)    If any claim or demand for which an indemnified Party may claim indemnity pursuant to Section 7.02 or Section 7.03, as the case may be, is asserted against or sought to be collected from the indemnified Party by a third party (a “Third-Party Claim”, then the indemnified Party shall give written notice thereof to the indemnifying Party as promptly as practicable following the receipt by the indemnified Party of the Third-Party Claim (the “Third-Party Claim Notice”); provided that the failure so to notify the indemnifying Party will not relieve the indemnifying Party from any liability it may have to the indemnified Party under Section 7.02 or Section 7.03, as applicable, unless, and then only to the extent, the failure so to notify results in the loss of material rights or defenses.

(ii)    The indemnifying Party shall have twenty (20) days from the date on which the Third-Party Claim Notice is duly given (the “Notice Period”) to notify the indemnified Party whether or not the indemnifying Party desires, at its sole cost and expense, to defend the indemnified Party against the Third-Party Claim with counsel of its choice reasonably satisfactory to the indemnified Party.

(iii)    If the indemnifying Party notifies the indemnified Party in writing within the Notice Period that it desires to defend the indemnified Party against the Third-Party Claim, then (except as provided below) the indemnifying Party shall defend, at its sole cost and expense, the indemnified Party by appropriate proceedings, shall use commercially reasonable efforts to settle or prosecute the proceedings to a final conclusion in such a manner as to avoid the indemnified Party becoming subject to any injunctive or other equitable order for relief, and shall control the conduct of such defense. The indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim if the Third-Party Claim seeks any relief other than money damages, including any type of injunctive or other equitable relief. If the indemnified Party shall have reasonably concluded that there are legal defenses or rights available to it that are in conflict with those available to the indemnifying Party, then the indemnified Party shall have the right to select one law firm (in addition to local counsel) to act at the indemnifying Party's expense as separate counsel, on behalf of the indemnified Party, provided, however, that with respect to any claim or demand for which an indemnified Party makes claim for indemnity pursuant to Section 7.02(v), any such separate counsel shall be at the sole cost and expense of the indemnified Party. If the indemnified Party desires to participate in, but not control, any other defense or settlement, it may do so at its sole cost and expense (subject to the foregoing sentence). So long as the indemnifying Party is defending in good faith any such Third-Party Claim, the indemnified Party shall not settle such Third-Party Claim without the consent of the indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(iv)The indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to a Third-Party Claim without the prior written consent of the indemnified Party, which consent shall not be unreasonably withheld or delayed; provided that the consent of the indemnified Party shall not be required if (A) the indemnifying Party agrees in writing to pay the entirety of any and all amounts payable pursuant to or in connection with such judgment, compromise or settlement and (B) such judgment, compromise or settlement (1) consists of only money damages and no other form of relief, including any type of injunctive or other equitable relief, (2) includes a complete release of the indemnified Party from further liability and obligations, does not require any action or inaction on the part of the indemnified Party and does not require the indemnified Party to admit fault, and (3) is not likely to have an adverse effect on the indemnified Party or otherwise establish a precedential custom or practice adverse to the continuing business interests or the reputation of the indemnified Party.

(v)If the indemnifying Party fails to notify the indemnified Party in writing within the Notice Period that the indemnifying Party desires to defend the Third-Party Claim, or if the indemnifying Party gives such notice but fails to prosecute actively and diligently or settle the Third-Party Claim, or if the indemnified Party determines in good faith that there is a reasonable possibility that a proceeding may affect it other than as a result of monetary damages for which it would be entitled to indemnification hereunder, then the indemnified Party will have the right to defend, at the sole cost and expense of the indemnifying Party, such Third-Party Claim to a final conclusion or to settle such Third-Party Claim at the discretion of the indemnified Party (with the consent of the indemnifying Party, which consent shall not be unreasonably withheld or delayed). The indemnifying Party may elect to participate in such proceedings, negotiations or defense at any time at its own expense. The indemnified Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof.

(b)    Tax Contests. Each of Seller, Parent and Buyer shall notify the other Parties in writing within thirty (30) calendar days of its receipt of written notice of any pending or threatened Tax examination, audit or other administrative or judicial proceeding (a “Tax Contest”)

that could reasonably be expected to result in an indemnification obligation under Section 7.02 or Section 7.03 of such other Party pursuant to this Section 7.04(b). If the recipient of such notice of a Tax Contest fails to provide such notice to the other Parties, it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Contest, but only to the extent, if any, that such failure or delay shall have actually prejudiced the indemnifying Party. If a Tax Contest relates to any Tax period ending on or prior to the Closing Date or to any Taxes for which Seller or Parent is liable in full hereunder, Seller or Parent, as the case may be, shall at its expense control the defense and settlement of such Tax Contest; provided that (i) Buyer shall be entitled to participate in such Tax Contest at its own expense, and (ii) Seller and Parent shall keep Buyer fully informed of any material developments, provide Buyer with copies of all material correspondence, and allow Buyer to observe the conduct of any Tax Contest (through attendance at meetings) at Buyer's expense, including through Buyer's own counsel and/or other professional experts. Buyer shall control the defense and settlement of all other Tax Contests; provided that Seller and Parent shall be entitled to participate (at their own expense), and Buyer shall not settle, without the prior written consent of Seller or Parent (which consent shall not be unreasonably withheld or delayed), any such Tax Contest that could reasonably be expected to result in liability of Seller or Parent pursuant to the terms of this Agreement.

7.05    Limitations.

(a)    Notwithstanding anything to the contrary contained in this Agreement, (i) the aggregate liability of Seller and Parent for any and all claims for indemnification under Section 7.02(ii) (other than with respect to a breach of any of the Special Representations) shall not exceed Three Million Dollars ($3,000,000) and (ii) Seller and Parent shall not be liable under Section 7.02(ii) (other than with respect to a breach of any of the Special Representations) unless and until the aggregate of all such Damages exceed Fifty Thousand Dollars ($50,000), at which point Seller and Parent shall be liable for all Damages relating back to the first dollar.

(b)    Notwithstanding anything to the contrary contained in this Agreement, (i) the aggregate liability of Buyer for any and all claims for indemnification under Section 7.03(ii) (other than with respect to a breach of any of the Special Representations) shall not exceed Three Million Dollars ($3,000,000), and (ii) Buyer shall not be liable under Section 7.03(ii) (other than with respect to a breach of any of the Special Representations) unless and until the aggregate of all such Damages exceed Fifty Thousand Dollars ($50,000), at which point Buyer shall be liable for all Damages relating back to the first dollar.

(c)    The right of the Parties hereto to demand and receive indemnification pursuant to this Article VII shall be the sole and exclusive remedy exercisable by a Party with respect to any claim arising out of or relating to this Agreement, other than claims with respect to a breach of the provisions of Section 6.06, 6.07 or 6.17 or claims arising out of fraud or willful breach of this Agreement. Notwithstanding the foregoing, nothing herein shall preclude any Party from seeking any rights or remedies (including equitable relief) under any other agreements executed and delivered in connection herewith.

7.06    Third Party Beneficiaries. The Buyer Indemnified Parties and the Seller Indemnified Parties are intended to be third party beneficiaries of the rights granted under this Article VII and to have the right to enforce such rights directly against the applicable indemnifying Party.

7.07    Tax Treatment of Indemnity Payments. Any payment pursuant to this Article VII shall be considered an adjustment to the Purchase Price for tax purposes.

ARTICLE VIII

CLOSING CONDITIONS

8.01    Conditions to Buyer's Obligation. Buyer's obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction (or written waiver by Buyer) of the following conditions:

(a)    the representations and warranties of Seller and Parent set forth in this Agreement (including the Schedules) shall be true and correct in all material respects, with respect to representations and warranties not qualified by materiality or Material Adverse Effect, or in all respects, with respect to representations and warranties qualified by materiality or Material Adverse Effect, in each case, as of the Closing Date;

(b)    Seller and Parent shall have performed and complied with all covenants and agreements hereunder applicable to them in all material respects through the Closing, except to the extent that such covenants or agreements are qualified by materiality or Material Adverse Effect, in which case Seller and Parent shall have performed and complied with all such covenants or agreements in all respects through the Closing;

(c)    Seller and Parent shall have given and delivered to Buyer all notices, made and delivered to Buyer all registrations and filings, and procured and delivered to Buyer all of the authorizations, consents, approvals, orders and declarations that, in each case, are set forth in Schedule 4.04;

(d)    there shall be no effective or pending Action, Law or Order that could reasonably be expected to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) adversely affect the right of Buyer to own the Acquired Assets, or (iv) adversely affect the right of Buyer or any of its Affiliates to own its assets and to operate its businesses;

(e)    Seller and Parent shall have delivered to Buyer all deliverables specified in Section 3.02;

(f)    Buyer shall have received financing on terms satisfactory to Buyer in its sole discretion sufficient to (i) pay the Cash Consideration, (ii) provide Buyer with sufficient working capital for the operation of the Business following the Closing and (iii) pay the fees and expenses required to be paid by Buyer in connection with the transactions contemplated by the Agreement; and

(g)    Buyer shall have entered into a lease agreement with SPI-Trust, on terms satisfactory to Buyer in its sole discretion, for leased space at One Patriots Park, Bedford, Massachusetts (the “Lease Agreement”); provided that terms substantially similar to those in the existing lease agreement with SPI-Trust and Parent shall be deemed satisfactory.

8.02    Conditions to Seller's and Parent's Obligations. Seller's and Parent's obligation to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction (or written waiver by Seller or Parent) of the following conditions:

(a)    the representations and warranties of Buyer set forth in this Agreement (including the Schedules) shall be true and correct in all material respects, with respect to representations and warranties not qualified by materiality or Material Adverse Effect, or in all respects, with respect to representations and warranties qualified by materiality or Material Adverse Effect, in each case, as of the Closing Date;

(b)    Buyer shall have performed and complied with all of its covenants and agreements hereunder in all material respects through the Closing, except to the extent that such covenants or agreements are qualified by materiality or Material Adverse Effect, in which case Buyer shall have performed and complied with all of such covenants or agreements in all respects through the Closing;

(c)    there shall be no effective or pending Action, Law or Order that could reasonably be expected to (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; and

(d)    Buyer shall have delivered to Seller and Parent all deliverables specified in Section 3.03.

ARTICLE IX

MISCELLANEOUS

9.01    Binding Effect; Assignment; No Third-Party Rights. This Agreement shall be binding upon and shall inure to the benefit of, and be enforceable by, the Parties and their permitted successors and assigns. This Agreement may not be assigned by any Party without the prior written consent of the other Parties; provided that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder), or (iii) assign any or all of its rights and interest hereunder to a purchaser or assignee of all or substantially all of Buyer's assets or business. Except as set forth in Section 7.06, nothing herein is intended to, nor shall it, create any rights in any Person other than the Parties and their respective successors and assigns.

9.02    Entire Agreement. This Agreement (including the Exhibits and Schedules and any Annexes hereto), together with the documents incorporated by reference and the agreements to be executed in connection herewith, sets forth the entire agreement and understanding of the Parties in respect of the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof and thereof.

9.03    Notices. All notices, requests, demands, claims and other communications that are required or may be given pursuant to this Agreement must be in writing and delivered personally against written receipt, by facsimile or by reputable domestic or international overnight courier to the Parties at the following addresses (or to the attention of such other Person or at such other address as any party may provide to the other party by like notice in accordance with this Section 9.03):

If to Seller or Parent:	Spire Corporation
Spire Biomedical, Inc.
One Patriots Park
Bedford, Massachusetts 01730
Attention:    Rodger W. LaFavre
Facsimile:     (781) 275-7470

with a required copy to:
Greenberg Traurig, LLP
One International Place
Boston, MA 02110
Attention:    Robert E. Puopolo, Esq.
Facsimile:     (617) 279-8433

If to Buyer:    N2 Biomedical LLC
One Patriots Park
Bedford, Massachusetts 01730
Attention:    Mark C. Little
Facsimile:     (781) 275-6010

with a required copy to:

Nutter, McClennen & Fish LLP
155 Seaport Boulevard
Boston, MA 02210
Attention:    Michelle L. Basil, Esq.
Facsimile:     (617) 310-9477

Any such notice, request, demand, claim or other communication will be deemed to have been given (a) if personally delivered, when so delivered, (b) if sent by facsimile, upon transmission with electronic confirmation thereof, or (c) if sent by reputable domestic or international overnight courier, when received.
9.04    Severability. If any provision of this Agreement, including any phrase, sentence, clause, section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever. The Parties agree that the terms and provisions of this Agreement are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction any such term or provision is unreasonable in any respect, such court shall have the right, power and authority to excise or modify such term or provision to effectuate the Parties' intent and to enforce the remainder thereof as so amended.

9.05    Amendment; Waiver, etc. No amendment, modification, or waiver hereunder shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. No waiver by any Party of a breach of or a default under any of provision of this Agreement shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. No failure or delay by any Party to enforce any provision of this Agreement or to exercise any right or privilege hereunder shall constitute a waiver of such right or privilege.

9.06    Governing Law; Consent to Jurisdiction.

(a)    This Agreement will be governed by and construed and interpreted in accordance with the substantive Laws of the Commonwealth of Massachusetts.

(b)    All judicial proceedings brought against any Party arising out of or relating to this Agreement, or any obligations hereunder, may be brought in any state court of competent jurisdiction in the Commonwealth of Massachusetts, or any federal court of competent jurisdiction in the Commonwealth of Massachusetts. By executing and delivering this Agreement, each Party, for itself and in connection with its properties, irrevocably (i) accepts generally and unconditionally the nonexclusive jurisdiction and venue of such courts, (ii) waives any defense of forum non coveniens, (iii) agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such Party at its address provided in accordance with Section 9.03 hereof or other address in the possession of the sending Party, (iv) agrees that service as provided in clause (iii) above is sufficient to confer personal jurisdiction over such Party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect and (v) agrees that the rights to serve process and bring proceedings provided above shall be in addition to any other rights to serve process in any other manner permitted by Law and to bring proceedings in the courts of any other jurisdiction.

9.07    Waiver of Trial By Jury. EACH PARTY WAIVES THE RIGHT TO TRIAL BY JURY AND REPRESENTS TO THE OTHER THAT IT HAS REVIEWED THE FOREGOING WAIVER WITH ITS COUNSEL AND THAT IT HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS RIGHT TO TRIAL BY JURY AFTER CONSULTATION WITH SUCH COUNSEL.

9.08    Counterparts. This Agreement may be executed by facsimile or other electronically-scanned signature pages and in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

9.09    Neutral Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

9.10    Inducement; Specific Performance. Seller and Parent each acknowledge that the covenants set forth in Section 6.06 and Section 6.07 are a condition precedent to the execution of this Agreement and the consummation of the transactions contemplated hereby by the Parties. In addition, the Parties acknowledge and agree that the covenants contained in Section 6.06 and Section 6.07 are an integral part of the transactions contemplated by this Agreement and are a material inducement for Buyer to enter into this Agreement and to perform its obligations hereunder. The Parties recognize and acknowledge that a breach by any Seller Recipient of Section 6.06 or a breach by Seller or Parent of Section 6.07 will cause irreparable and material loss and damage to Buyer, the amount of which cannot be readily determined and as to which it will not have an adequate remedy at law or in damages. Accordingly, in addition to any remedy Buyer may have in damages by an action at law, Buyer shall be entitled to the issuance of an injunction restraining any such breach or any other remedy at law or in equity for any such breach. The remedy in this Section 9.10 is in addition to, and not in lieu of, any other rights and remedies that Buyer may have.

9.11    Interpretation. For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other gender; (ii) references herein to “Articles,” “Sections,” “subsections” and other subdivisions without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of this Agreement; (iii) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions within a Section or subsection; (iv) the words “herein,” “hereof,” “hereunder,” “hereby” and other words of similar import refer to this Agreement (including the Exhibits and Schedules and any Annexes hereto) as a whole and not to any particular provision; (v) any reference to any federal, state, county, local, foreign or multinational statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise; (vi) the words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation;” (vii) the words “ordinary course of business,” “ordinary course of the Business” or similar constructions thereof are deemed to be followed by the phrase “consistent with past practices;” and (viii) the section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

SELLER:

SPIRE BIOMEDICAL, INC.

By:    /s/ Robert S. Lieberman
Name:    Robert S. Lieberman
Title:    Treasurer

PARENT:

SPIRE CORPORATION

By:    /s/ Rodger W. LaFavre
Name:    Rodger W. LaFavre
Title:    Chief Operating Officer

BUYER:

N2 BIOMEDICAL LLC

By:    /s/ Mark C. Little
Name:    Mark C. Little
Title:    Chief Executive Officer